UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

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SciClone Pharmaceuticals, Inc.

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April 30, 2014

Dear Stockholder:

You are cordially invited to attend this year’s annual meeting of stockholders of SciClone Pharmaceuticals, Inc., on June 12, 2014 at 10 a.m. Pacific Daylight Time. The meeting will be held at the Marriott Hotel—San Mateo/San Francisco Airport, located at 1770 S. Amphlett Blvd., San Mateo, CA 94402.

The Notice of Annual Meeting of Stockholders and a Proxy Statement, which describe the formal business to be conducted at the meeting, accompany this letter. A copy of our Annual Report to Stockholders is also enclosed for your information.

Whether or not you plan to attend the meeting, your vote is very important and we encourage you to vote promptly. After reading the Proxy Statement, please promptly mark, sign and date the enclosed proxy card and return it in the prepaid envelope. Alternatively, you may vote your shares via a toll-free telephone number or over the Internet. Instructions regarding all three methods of voting are provided on the proxy card. If you attend the meeting you will, of course, have the right to revoke the proxy and vote your shares in person. If you hold your shares through an account with a brokerage firm, bank or other nominee, please follow the instructions you receive from your brokerage firm, bank or other nominee to vote your shares.

We look forward to seeing you at the annual meeting.

Sincerely yours,

FRIEDHELM BLOBEL, PH.D.

President and Chief Executive Officer

Foster City, California

April 30, 2014

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

Date	June 12, 2014

Time	10:00 a.m., Pacific Daylight Time

Place	Marriott Hotel—San Mateo/San Francisco Airport 1770 S. Amphlett Blvd. San Mateo, CA 94402

Items of Business	1. Election of six (6) directors;

2. A non-binding advisory vote to approve named executive officer compensation;

3. Ratification of the appointment of PricewaterhouseCoopers Zhong Tian LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2014; and

4. Any other matters that properly come before the Annual Meeting and any adjournment or postponement thereof.

Record Date	Stockholders of record at the close of business on April 14, 2014 will be entitled to vote at the Annual Meeting. For ten days prior to the Annual Meeting, a complete list of stockholders entitled to vote at the meeting will be available for examination by any stockholder, for any purpose relating to the meeting, during ordinary business hours at our principal offices located at 950 Tower Lane, Suite 900, Foster City, California 94404.

Admission	Please note that space limitations may make it necessary to limit attendance only to stockholders. Registration will begin at 9:30 a.m. and seating will be available at approximately 9:30 a.m. Each stockholder may be asked to present valid picture identification, such as a driver’s license or passport. Stockholders holding stock in brokerage accounts (street name holders) will need to bring a copy of a brokerage statement reflecting stock ownership as of the record date. Cameras, recording devices and other electronic devices will not be permitted at the meeting.

By order of the Board of Directors

FRIEDHELM BLOBEL, PH.D.
President and Chief Executive Officer Foster City, California April 30, 2014

YOUR VOTE IS IMPORTANT. WHETHER OR NOT YOU EXPECT TO ATTEND THE ANNUAL MEETING IN PERSON, WE URGE YOU TO VOTE YOUR SHARES BY PHONE, VIA THE INTERNET OR BY SIGNING, DATING AND RETURNING THE ENCLOSED PROXY CARD AT YOUR EARLIEST CONVENIENCE. PLEASE SEE YOUR PROXY CARD FOR SPECIFIC INSTRUCTIONS ON HOW TO VOTE. PROXIES ARE REVOCABLE, AND ANY STOCKHOLDER MAY WITHDRAW HIS OR HER PROXY PRIOR TO THE TIME IT IS VOTED OR BY ATTENDING THE MEETING AND VOTING IN PERSON.

IMPORTANT NOTICE REGARDING THE INTERNET AVAILABILITY OF PROXY MATERIALS FOR

THE ANNUAL MEETING OF STOCKHOLDERS TO BE HELD ON

JUNE 12, 2014

This Proxy Statement relating to the 2014 Annual Meeting of Stockholders and the Annual Report to Stockholders for the year ended December 31, 2013 are available at:

http://www.RRDEZProxy.com/2014/Sciclone

PROXY STATEMENT FOR ANNUAL MEETING OF STOCKHOLDERS

General

This Proxy Statement is furnished in connection with the solicitation by the Board of Directors (the “Board”) of SciClone Pharmaceuticals, Inc., a Delaware corporation (“we,” “SciClone” or the “Company”), of proxies in the enclosed form for use in voting at our 2014 Annual Meeting of Stockholders (the “Annual Meeting”) to be held at the Marriott Hotel—San Mateo/San Francisco Airport at 1770 S. Amphlett Blvd., San Mateo, CA 94402 on June 12, 2014, at 10:00 a.m., Pacific Daylight Time, and any adjournment or postponement thereof.

Copies of this Proxy Statement, the enclosed proxy card and our 2013 Annual Report to Stockholders are expected to first be sent or given to stockholders on or about April 30, 2014.

SOLICITATION AND VOTING OF PROXIES

Voting Securities

Only stockholders of record as of the close of business on April 14, 2014 will be entitled to vote at the Annual Meeting and any adjournment thereof. As of that time, we had 51,958,666 shares of Common Stock outstanding, all of which are entitled to vote with respect to all matters to be acted upon at the Annual Meeting. Each stockholder of record as of that date is entitled to one vote for each share of Common Stock held by him or her. Our Bylaws provide that a majority of all of the shares of the stock entitled to vote, whether present in person or represented by proxy, shall constitute a quorum for the transaction of business at the meeting. Except as noted below, votes for and against, abstentions and “broker non-votes” will each be counted as present for purposes of determining the presence of a quorum.

Broker Non-Votes

A broker non-vote occurs when a broker submits a proxy card with respect to shares held in a fiduciary capacity (typically referred to as being held in “street name”) but declines to vote on a particular matter because the broker has not received voting instructions from the beneficial owner. Under the rules that govern brokers who are voting with respect to shares held in street name, brokers have the discretion to vote such shares on routine matters, but not on non-routine matters. Routine matters include the ratification of auditors. Non-routine matters include the election of directors and the named executive compensation advisory proposal.

Solicitation of Proxies

We will bear the cost of soliciting proxies. In addition to soliciting stockholders by mail through our employees, we will request banks, brokers and other custodians, nominees and fiduciaries to solicit customers for whom they hold our stock and will reimburse them for their reasonable, out-of-pocket costs. We may use the services of our officers, directors and others to solicit proxies, personally or by telephone, without additional compensation.

Voting of Proxies

The shares represented by the proxies received, properly voted by phone, via the Internet or properly marked, signed, dated and not revoked will be exercised at the Annual Meeting. All shares represented by a proxy will be voted, and where a proxy specifies a stockholder’s choice with respect to any matter to be acted upon, the shares will be voted in accordance with that specification. If no choice is indicated on the proxy, the shares will be voted in favor of the proposal, and as the proxy holders deem advisable on other matters that may come before the meeting. A stockholder giving a proxy has the power to revoke his or her proxy at any time before it is exercised by delivering to SciClone (Attention: Friedhelm Blobel, Ph.D.) a written instrument revoking the proxy or a duly executed proxy with a later date or by attending the meeting and voting in person.

Voting Results

We will announce preliminary voting results at the annual meeting. We will report final results in a Form 8-K filed with the U.S. Securities and Exchange Commission (“SEC”).

PROPOSAL NO. 1

ELECTION OF DIRECTORS

Nominees

At the Annual Meeting, stockholders will elect six (6) directors to serve until the next Annual Meeting of Stockholders and until their respective successors are elected and qualified. The nominees for election by the stockholders to those six positions are all current members of the Board of Directors: Jon S. Saxe, Friedhelm Blobel, Nancy T. Chang, Richard J. Hawkins, Gregg A. Lapointe and Simon Li.

If elected, the nominees will serve as directors until our Annual Meeting of Stockholders in 2015 and until their successors are elected and qualified. If any of the nominees declines to serve or becomes unavailable for any reason, or if a vacancy occurs before the election (although we know of no reason to anticipate that this will occur), the proxies may be voted for such substitute nominees as we may designate.

If a quorum is present and voting, each of the six nominees receiving a higher number of votes cast “for” such nominee than “withhold” such nominee will be elected. Proxies cannot be voted for more than six nominees. Abstentions and “broker non-votes” will not count towards election of any director nominee. Under our Bylaws, each incumbent director standing for re-election must submit a conditional resignation to the Company. If an incumbent director standing for re-election is not re-elected, the Corporate Governance Committee will make a recommendation to the Board on whether to accept or reject such director’s resignation to permit the Board to act within 90 days from the date of the Annual Meeting. If the Board determines that resignation is in the best interests of the Company and its stockholders, the Board will promptly accept the resignation, and the Company will promptly disclose any such decision by the Board. The Corporate Governance Committee in making its recommendation, and the Board in making its ultimate decision, may each consider any factors or other information that they consider appropriate and relevant. The director who tenders his or her resignation will not participate in the recommendation of the Corporate Governance Committee or the Board’s decision with respect to his or her resignation. If a director’s resignation is accepted by the Board, then the Board may fill the resulting vacancy or may decrease the size of the Board as permitted by our Bylaws.

Our Board is composed of directors who each bring a particular background to our Board that is valuable in overseeing the Company. In particular, individual Board members have experience with the management of organizations in the pharmaceutical industry, finance, drug development, and product distribution. Their individual experience is described below.

The names of the nominees, their ages as of the date of this proxy statement and certain other information about them are set forth below:

Name of Nominee	Age	Principal Occupation	Director Since
Jon S. Saxe	77	Chairman of the Board, SciClone Pharmaceuticals, Inc.	2000

Friedhelm Blobel, Ph.D.	65	President and Chief Executive Officer, SciClone Pharmaceuticals, Inc.	2006

Nancy T. Chang, Ph.D.	64	President, Apex Enterprises, Inc.	2013

Richard J. Hawkins	65	President and Chief Executive Officer, Lumos Pharma, Inc., Chief Executive Officer and President, id2, Inc.	2004

Gregg A. Lapointe	55	Chief Executive Officer, Cerium Pharmaceuticals, Inc.	2009

Simon Li	64	Former Global Officer and Member of the Executive Committee, Medtronic	2013

Jon S. Saxe was elected to Chairman of SciClone’s Board of Directors in July 2009 and has served as a Director since August 2000. Mr. Saxe was President of PDL BioPharma, Inc. (formerly Protein Design Labs,

Inc.) from 1995 to early 1999. From 1993 to 1995, Mr. Saxe was President of Saxe Associates, Inc., consultants to venture capital firms and biotechnology, diagnostic, and pharmaceutical companies. He was the President and CEO of Synergen, Inc., a biotechnology company acquired by Amgen, from 1989 to 1993. Mr. Saxe is former Vice President, Licensing and Corporate Development and Head of Patent Law for Hoffmann-LaRoche Inc., where he worked for almost 30 years. Mr. Saxe received his B.S. Ch.E. from Carnegie-Mellon University, his J.D. from George Washington University School of Law and his LL.M. from New York University School of Law. He serves as a director of other public and private companies, including Durect Corporation and as Chairman, VistaGen Therapeutics, Inc. Mr. Saxe has experience across a wide range of functions in the pharmaceutical industry including legal, business development and operational experience. He also has broad experience as a Board member in our industry including experience as an audit committee, business development committee, compensation committee, nominating and governance committee member.

Friedhelm Blobel, Ph.D. has served as our President, Chief Executive Officer and as a Director since June 2006. From July 2000 to 2006, Dr. Blobel was President, CEO and a Director of Gryphon Therapeutics, Inc., a South San Francisco based biopharmaceutical company. Prior to joining Gryphon Therapeutics in July 2000, Dr. Blobel spent more than two decades as an executive with the Hoechst Group and the Boehringer Mannheim Group including responsibilities in the areas of diabetes and in vitro diagnostics. His roles at these companies included Group President of several product divisions, Chief Technology Officer and General Manager in Tokyo, Japan of a marketing and sales joint venture between Boehringer and Yamanouchi Pharmaceuticals (now Astellas Pharma, Inc.), Senior Vice President of Research and Development Diabetes and Patient Care in Mannheim, Germany as well as in Indianapolis, Indiana. Dr. Blobel earned his doctorate degree (“Dr.rer.nat.”; a Ph.D. equivalent) with a dissertation in Biochemistry and Microbiology from the University of Hohenheim, Germany and holds an advanced degree in Chemistry from the University of Stuttgart, Germany. Dr. Blobel has spent his entire career in the pharmaceutical and biotechnology industry and brings to the Board experience in general management, research and development, and product marketing and distribution.

Nancy T. Chang, Ph.D. has served as a Director since September 2013. Since 2007, Dr. Chang has served as the President of Apex Enterprises, Inc., an investment management company with a major focus on healthcare investments. From 2007 to 2012, she was the Chairperson and Senior Managing Director of Caduceus Asia Partners at OrbiMed Advisors L.L.C. From 1987 to 2007, Dr. Chang served as Co-Founder, President and Chairman of Tanox, Inc., which was sold to Genentech in 2007. Prior to founding Tanox, Dr. Chang held several leadership positions at Centocor, now a division of Johnson & Johnson. She was also an Associate Professor at Baylor College of Medicine, and before that, she worked at the Roche Institute of Molecular Biology. She has served on the boards of a number of companies, including Charles River Laboratories International, Inc. and Applied Optoelectronics Inc. and is currently a member of the board of directors of Ansun Biopharma, Inc. In addition, Dr. Chang was a member of the board of directors at the Biotechnology Industry Organization (BIO) and BioHouston. Dr. Chang also was a Director at the Federal Reserve Bank in the Dallas Houston Branch, and was a Director for Project Hope. She has published more than 35 papers on topics ranging from monoclonal antibodies to HIV and holds seven patents. Dr. Chang received her Doctorate in Biological Chemistry from Harvard University. Dr. Chang brings to the Board deep industry and business expertise, drawing on her scientific knowledge and her long history as a president and board member at a variety of public and private biopharmaceutical companies.

Richard J. Hawkins has served as a Director since October 2004. Since 2011, Mr. Hawkins has been the President and Chief Executive Officer of Lumos Pharma, Inc., a privately-held company. Mr. Hawkins has served as the President and Chief Executive Officer of id2, Inc., a privately-held company since 1992, and as the Chairman and CEO of LabNow, Inc., a privately-held company he founded that develops lab-on-a-chip sensor technology to be used in point-of-care diagnostic testing systems since 2003. From 1994 to 2000, Mr. Hawkins co-founded Corning BioPro, a protein contract manufacturing firm. From 1992 to 2000, Mr. Hawkins co-founded and served as Chairman of Sensus Drug Development, which developed and received regulatory approval for SOMAVERT®, a growth hormone antagonist approved for the treatment of acromegaly and now marketed by Pfizer in both the United States and Europe. In 1982, Mr. Hawkins founded Pharmaco, a clinical research organization (CRO) that in 1991 was merged with the predecessor of PPD-Pharmaco, one of the largest CROs in the world today. Mr. Hawkins has served as a member of the board of directors of Cytori Therapeutics, Inc. since 2007. Mr. Hawkins graduated cum laude with a B.S. in Biology from Ohio University. Mr. Hawkins is an entrepreneur who has formed, financed and operated multiple ventures in the pharmaceutical industry and he brings substantial experience to the Board in clinical development as well as the management of growing enterprises.

Gregg Anthony Lapointe has served as a Director since March 2009. Mr. Lapointe is currently the Chief Executive Officer of Cerium Pharmaceuticals, Inc., a specialty pharmaceutical company. From April 2008 to February 2012, Mr. Lapointe served as Chief Executive Officer of Sigma-Tau Pharmaceuticals, Inc., a pharmaceutical company focused on rare disorders and the U.S. wholly-owned subsidiary of Sigma-Tau Finanziaria S.p.A. He served as Chief Operating Officer of Sigma-Tau Pharmaceuticals, Inc. from December 2003 to March 2008. Mr. Lapointe is a Certified Public Accountant in the United States and a Chartered Accountant in Canada. He holds a Bachelor of Commerce degree from Concordia University of Montreal, a Graduate Diploma in Public Accountancy from McGill University of Montreal and an M.B.A. from Duke University. Mr. Lapointe also serves on the Board of Directors of Soligenix, Inc., and the Board of Trustees of the Keck Graduate Institute of Applied Life Sciences, and is a past member of the Board of the Pharmaceutical Research and Manufacturers of America (PhRMA) and the corporate council of the National Organization for Rare Disorders (NORD). Mr. Lapointe has substantial experience in finance and management, including operational experience as the CEO of a pharmaceutical development and sales organization.

Simon Li has served as a Director since January 2013. Most recently, from 2006 to 2012, Mr. Li served in various positions at Medtronic, a global medical technology company, including as the Global Officer and Member of the Executive Committee of Medtronic and President, Greater China and Chairman of the Board, Medtronic-Weigao JV. Prior to Medtronic, from 1999 to 2005, Mr. Li served in various positions at Johnson & Johnson Medical, China (“J&J”) including International Vice President, North Asia / New Business Development, Asia Pacific / Strategic Medical Affairs, Asia Pacific. Earlier in his career with J&J, he held the positions of International Vice President, North Asia, Managing Director, China and Hong Kong, and Managing Director, China. Prior to J&J, Mr. Li was President and Chief Operating Officer of the ConvaTec business with Bristol-Myers Squibb in Hong Kong. He also served as General Manager of the pharmaceutical distributor Y.C. Woo & Co., Ltd. in Hong Kong. Mr. Li currently serves on the board of directors of Shandong Weigao Group Medical Polymer, and he has received several industry honors. He earned a Bachelor of Arts degree in social sciences from the University of Hong Kong, an M.B.A. degree from Henley Management, and an advanced E.M.B.A. from Harvard Business School. He is fluent in English, Mandarin and Cantonese, and is based in Shanghai. Mr. Li brings to the Board international experience and perspective, combined with substantial knowledge of emerging markets, success in building profitable companies and experience in managing complex international business operations.

Recommendation of the Board of Directors

THE BOARD UNANIMOUSLY RECOMMENDS A VOTE “FOR” THE ELECTION OF ALL NOMINEES NAMED ABOVE.

CORPORATE GOVERNANCE

Board Structure

The Board believes that separate individuals should, generally, hold the positions of Chairman of the Board and Chief Executive Officer, and that the Chairman should not be an employee. The Board has been led by an independent Non-Executive Chairman for over a decade. The Chairman of the Board is responsible for coordinating the Board’s activities, including the scheduling of meetings and executive sessions of the non-employee directors and the relevant agenda items in each case (in consultation with the Chief Executive Officer as appropriate). The Board believes this leadership structure enhances the Board’s oversight of and independence from our management, the ability of the Board to carry out its roles and responsibilities on behalf of our stockholders, and our overall corporate governance.

The Board meets in executive session after each regular Board meeting to assess management’s presentation, the strategic direction of the Company and the effectiveness of management and similar matters. The Chairman or a chairman of one of our committees typically meets with the CEO after such independent sessions to communicate the full Board’s views on particular matters.

The Board has designated four committees to address particular areas of responsibility. At each regular Board meeting, the Board receives full reports from its Audit, Compensation and Corporate Governance Committees regarding those committees’ most recent activities, with any other committees also reporting as appropriate. The Board believes that this structure provides the Board with the opportunity to exercise independent review of the Company’s results and to apply, through the committee’s more detailed oversight of certain aspects of the Company’s business and operations.

Term

Each director serves a one-year term that expires at the following Annual Meeting.

Risk

The Board exercises its role in the oversight of risk management both directly and through Board committees. The Board of Directors regularly considers potential risks facing the business of the Company as well as the appropriate process for monitoring of the Company’s risk management processes. Board members identify for management risks that they view as inherent in the nature of the Company’s business that should receive management attention. In accordance with Board policy, the Company’s management reports once a year to specific committees with respect to specific areas of risk management and compliance. The reports include a report on finance and legal compliance to the Audit Committee by the Chief Financial Officer, a report on sales and marketing compliance to the Audit Committee by the Compliance Officer, a report on manufacturing compliance to the Corporate Governance Committee by the head of manufacturing, and a report on research, development and related regulatory compliance to the Corporate Governance Committee by the Vice President of Scientific Affairs. Under this policy, management reports to the full board on overall compliance and risk management at least once a year.

In addition, the Audit Committee discusses with management significant financial risks in conjunction with enterprise risk exposures, the Company’s policies with respect to financial risk assessment and risk management and the actions management has taken to limit, monitor or control financial risk exposure. The Compliance Officer also reports directly to the Audit Committee.

Director Independence

The Board of Directors has determined that, as of the date of this filing, each of the director nominees, other than Dr. Blobel, our President and Chief Executive Officer, has no relationship which, in the opinion of the

Board of Directors, would interfere with the exercise of independent judgment in carrying out the responsibilities of a director and is an “independent director” as defined by the applicable NASDAQ rules. Dr. Blobel does not qualify as an independent director under the rules and regulations of the Securities and Exchange Commission (the “SEC”) which govern the composition of SciClone’s Audit Committee (or under applicable NASDAQ rules).

In the course of the Board of Director’s determination regarding the independence of each non-management director, it considered any transactions, relationships and arrangements as required by the applicable NASDAQ rules and the rules and regulations of the SEC.

Executive Sessions

Our independent directors meet in regularly scheduled executive sessions at which only independent directors are present. No single director has been designated by the Board to act as the presiding director for such executive sessions, and the Chairman has performed such function.

Board Meetings and Committees

In 2013, the Board of Directors had:

•	an Audit Committee;

•	a Compensation Committee;

•	a Corporate Governance Committee; and

•	a Business Development Committee.

The Board of Directors held 7 meetings during the year ended December 31, 2013. All incumbent directors attended at least 75% of meetings of the Board of Directors and of each standing committee of the Board on which he or she served during his or her term on the Board or committee. The following table sets forth the standing committees of the Board and the members of each committee as of the date that this proxy statement was first mailed to our stockholders:

Committee Composition	Audit	Compensation	Corporate Governance	Business Development
Jon S. Saxe	Chair		X	X
Friedhelm Blobel, Ph.D.				X
Nancy T. Chang, Ph.D.			X	X
Richard J. Hawkins	X	Chair	Chair
Gregg A. Lapointe	X	X		Chair
Simon Li	X	X	X
Number of meetings during 2013	24	8	5	5

Audit Committee. We have a separately designated standing audit committee established by the Board. The members of the Audit Committee during 2013 were Mr. Saxe (chairman), Mr. Hawkins, Mr. Lapointe, and Mr. Li (since June 27, 2013). Each member of the Audit Committee during 2013 was independent for purposes of both NASDAQ and SEC rules, as they apply to audit committee members. The Board of Directors has determined that Mr. Lapointe is an audit committee financial expert, as defined in the rules and regulations of the SEC.

Under the terms of its written charter, the Audit Committee:

•

Retains our independent registered public accounting firm, reviews their independence and oversees their audit work, reviews and pre-approves the planned scope of our annual audit and the terms of engagement for audit and non-audit services;

•	Reviews the financial reports and other financial information provided to the public;

•

Reviews reports regarding the adequacy of disclosure controls and internal controls and procedures for financial reporting, reviews our critical accounting policies, reviews significant judgments made in the preparation of our financial statements; and

•	Reviews and approves any related party transactions.

Additional information regarding the Audit Committee may be found in the section entitled “Report of the Audit Committee” included with this Proxy Statement.

Compensation Committee. The members of the Compensation Committee during 2013 were Mr. Hawkins (chairman), Mr. Barrett (until June 27, 2013), Mr. Lapointe and Mr. Li (since June 27, 2013). Mr. Barrett served on the Compensation Committee until the Company’s 2013 Annual Meeting on June 27, 2013, at which time his tenure as a director ended. Effective immediately following the Company’s 2013 Annual Meeting, Mr. Li was appointed as a member of the Compensation Committee. Each member of the Compensation Committee is independent for purposes of applicable NASDAQ rules. The Compensation Committee recommends to the full board the salary and bonus earned by the President and Chief Executive Officer, reviews and recommends to the full board salary and bonus levels for other executive officers, approves stock option grants to executive officers and approves all employment, severance and change-in-control agreements applicable to executive officers. In addition, the Compensation Committee has the authority to obtain advice or assistance from compensation consultants, independent legal counsel, accounting or other advisors as appropriate to perform its duties and to determine the terms, costs and fees of engagement of compensation advisors. Prior to selecting any compensation advisors, the Compensation Committee will consider the independence factors listed in applicable NASDAQ rules. The Compensation Committee may from time to time delegate duties or responsibilities to subcommittees or to one member of the Committee.

Each year, at the request of the Compensation Committee, our President and Chief Executive Officer provides compensation recommendations for each of the executive officers. In 2008, the Compensation Committee engaged Setren, Smallberg & Associates, Inc. (“Setren”), an independent compensation consultant, to advise the Compensation Committee regarding optimal allocation of the different elements of executive officer compensation and recommended target amounts for each element of compensation. Each year since then Setren has provided additional advice to the Compensation Committee. For 2013 compensation, the Compensation Committee requested that Setren provide a written update of the information they provided in the prior year. Pursuant to applicable rules, the Compensation Committee has assessed the independence of Setren, and concluded that no conflict of interest exists that would prevent Setren from independently representing the Compensation Committee. Setren does not perform other services for the Company, and will not do so without the prior consent of the Compensation Committee. Setren meets with the Compensation Committee outside the presence of management.

Taking these recommendations and the updated information together, the Compensation Committee is responsible for determining all compensation for our executive officers, other than the CEO. The Board (without the CEO) reviews and approves the Compensation Committee’s recommendations before they are finalized and the Board approves all CEO compensation. For more information on the responsibilities and activities of the Compensation Committee, including the committee’s processes for determining executive compensation, see “Compensation Discussion and Analysis.”

Corporate Governance Committee. The members of the Corporate Governance Committee during 2013 were Mr. Hawkins (chairman), Dr. Chang (since September 17, 2013), Dr. Lawrence (until June 27, 2013), Mr. Li (since February 21, 2013) and Mr. Saxe. Dr. Lawrence served on the Corporate Governance Committee until the Company’s 2013 Annual Meeting, at which time his tenure as a director ended. Each member of the Corporate Governance Committee was independent for purposes of NASDAQ rules. The Corporate Governance Committee considers qualified candidates for nomination for election to the Board of Directors and makes recommendations concerning such candidates, develops corporate governance principles for recommendation to the Board of Directors and oversees the regular evaluation of our directors. In addition, after the dissolution of the Scientific Review Committee in 2012, the Corporate Governance Committee assumed an oversight role, particularly as to risk management, with respect to certain aspects of our operations including manufacturing, clinical and laboratory practices.

Business Development Committee. The members of the Business Development Committee during 2013 were Mr. Lapointe (chairman), Mr. Barrett (until June 27, 2013), Dr. Blobel (since June 27, 2013), Dr. Chang (since September 17, 2013), and Mr. Saxe. Mr. Barrett served on the Business Development Committee until the Company’s 2013 Annual Meeting on June 27, 2013, at which time his tenure as a director ended. The primary responsibilities of the Business Development Committee are to review and assess our business development activities, including, recommending to the Board of Directors, as appropriate, new business strategies, such recommendations to include long-term plans for growth and expansion and to review, monitor and recommend to the Board of Directors new business opportunities, including potential mergers, acquisitions, divestitures, investments and other similar transactions.

Committee Charters and Other Corporate Governance Materials

The Board has adopted a written charter for each of the standing committees described above. The Board has also adopted a written Corporate Code of Conduct that applies to all of our officers, directors, employees, contract workers and anyone who conducts business with us. In addition, the Board has adopted written Corporate Governance Guidelines that address the composition of the Board, criteria for Board membership and other Board governance matters. Links to these materials, other than the Business Development Committee Charter, are available in the Investor Relations section of our website at www.sciclone.com.

Director Nominations

Director Qualifications

Consistent with its charter, the Corporate Governance Committee evaluates and recommends to the Board of Directors director nominees for each election of directors.

In fulfilling its responsibilities, the Corporate Governance Committee has approved a Policy Regarding Director Nominations, pursuant to which the Committee considers the following factors in reviewing possible candidates for nomination as director:

•	the appropriate size of our Board of Directors and its Committees;

•	the perceived needs of the Board for particular skills, background and business experience;

•	the skills, background, reputation, and business experience of nominees compared to the skills, background, reputation, and business experience already possessed by other members of the Board;

•	nominees’ independence from management;

•	applicable regulatory and listing requirements, including independence requirements and legal considerations, such as regulatory compliance;

•	the benefits of a constructive working relationship among directors; and

•	the desire to balance the considerable benefit of continuity with the periodic injection of the fresh perspective provided by new members.

The Corporate Governance Committee’s goal is to assemble a Board of Directors that brings a variety of perspectives and skills derived from high quality business and professional experience. Directors should possess the highest personal and professional ethics, integrity and values, and be committed to representing the best interests of our stockholders. They must also have an inquisitive and objective perspective and mature judgment. Director candidates must have sufficient time available in the judgment of the Corporate Governance Committee to perform all Board and Committee responsibilities. Directors are expected to prepare for, attend, and participate in all Board and applicable Committee meetings.

Other than the foregoing, there are no stated minimum criteria for director nominees, although the Corporate Governance Committee may also consider such other factors as it may deem, from time to time, are in the best interests of the Company and its stockholders. The Corporate Governance Committee believes that it is preferable that at least one member of the Board meet the criteria for an “audit committee financial expert” as defined by SEC rules. Under applicable listing requirements, at least a majority of the members of the Board must meet the definition of “independent director.” The Corporate Governance Committee also believes that it is appropriate for one or more key members of our management to participate as members of the Board.

Diversity

Although we do not have a formal diversity policy, to foster and maintain a diversity of viewpoints, backgrounds and experience on the Board, the Governance Committee evaluates the mix of skills and experience of the directors and assesses nominees and potential candidates in the context of the current composition of the Board and the requirements of the Company. The Corporate Governance Committee uses the same standards to evaluate all director candidates, regardless of who proposes them.

Identifying and Evaluating Candidates for Nomination as Director

The Corporate Governance Committee has adopted procedures providing for the annual evaluation by the committee of the current members of the Board of Directors whose terms are expiring and who are willing to continue in service, against the criteria set forth above in determining whether to recommend these directors for election. Under the procedures it adopted, the Corporate Governance Committee has initiated the regular assessment of the optimum size of the Board and its committees and the needs of the Board for various skills, background and business experience in determining if the Board requires additional candidates for nomination.

Candidates for nomination as director come to the attention of the Corporate Governance Committee from time to time through incumbent directors, management, stockholders or third parties. These candidates may be considered at meetings of the Corporate Governance Committee at any point during the year. Such candidates are evaluated against the criteria set forth above. If the Corporate Governance Committee believes at any time that it is desirable that the Board consider additional candidates for nomination, the Committee may poll directors and management for suggestions or conduct research to identify possible candidates and may engage, if the Corporate Governance Committee believes it is appropriate, a third party search firm to assist in identifying qualified candidates. The Corporate Governance Committee will evaluate any recommendation for director nominee proposed by a stockholder. In order to be evaluated in connection with the Corporate Governance Committee’s established procedures for evaluating potential director nominees, any recommendation for director nominee submitted by a stockholder must be sent in writing to the Corporate Secretary, SciClone Pharmaceuticals, Inc., 950 Tower Lane, Suite 900, Foster City, CA 94404, not less than 120 days prior to the anniversary of the date proxy statements were mailed to stockholders in connection with the prior year’s annual meeting of stockholders and must contain the following information:

•	the candidate’s name, age, contact information and present principal occupation or employment; and

•

description of the candidate’s qualifications, skills, background, and business experience during, at a minimum, the last five years, including his/her principal occupation and employment and the name and principal business of any corporation or other organization in which the candidate was employed or served as a director.

In addition, under our Bylaws, stockholders are permitted to nominate directors for consideration at an annual meeting. A stockholder nomination for a director to be elected at an annual meeting must be sent in writing to the Corporate Secretary, SciClone Pharmaceuticals, Inc., 950 Tower Lane, Suite 900, Foster City, CA 94404, not less than 120 days prior to the anniversary of the date proxy statements were mailed to stockholders in connection with the prior year’s annual meeting of stockholders and must contain the following information:

•	the name and address of the stockholder who intends to make the nomination and of the person or persons to be nominated;

•

a representation that the stockholder is a holder of record of stock of the corporation entitled to vote for the election of directors on the date of such notice of nomination and intends to appear in person or by proxy at the meeting to nominate the person or persons specified in the notice of nomination;

•

a description of all arrangements or understandings between the stockholder and each nominee and any other person or persons pursuant to which the nomination or nominations are to be made by the stockholder;

•

such other information regarding each nominee proposed by such stockholder as would be required to be included in a proxy statement filed pursuant to the proxy rules of the SEC, had the nominee been nominated, or intended to be nominated, by the Board of Directors; and

•	the consent of each nominee to serve as a director if so elected.

All directors and director nominees must submit a completed form of the directors’ and officers’ questionnaire as part of the nominating process. The evaluation process may also include interviews and additional background and reference checks for non-incumbent nominees, at the discretion of the Corporate Governance Committee.

The Corporate Governance Committee will evaluate incumbent directors, as well as candidates for director nominee submitted by directors, management and stockholders consistently using the foregoing criteria and will select the nominees that, in the Committee’s judgment, best suit the needs of the Board at that time.

Communications by Stockholders with Directors

Stockholders may communicate with any and all Company directors by transmitting correspondence by mail or facsimile, addressed as follows:

Chairman of the Board

or Board of Directors

or [individual director]

c/o Corporate Secretary

SciClone Pharmaceuticals, Inc.

950 Tower Lane, Suite 900

Foster City, CA 94404

Fax: (650) 358-3469

The Corporate Secretary maintains a log of such communications and will transmit as soon as practicable such communications to the identified director addressee(s), unless there are safety or security concerns that mitigate against further transmission of the communication as determined by the Corporate Secretary. The Board of Directors or individual directors so addressed will be advised of any communication withheld for safety or security reasons as soon as practicable. The Corporate Secretary will relay all communications to directors absent safety or security issues.

Director Attendance at Annual Meetings

We believe that it is desirable that directors attend our annual meeting of stockholders. Our policy is to schedule our Annual Meeting of Stockholders at a time and date to maximize attendance by directors taking into account the directors’ schedules. Of the seven directors then in office, two attended the 2013 Annual Meeting of Stockholders.

Compensation Committee Interlocks and Insider Participation

No member of the Compensation Committee during 2013 has been an officer or employee of SciClone or any of its subsidiaries, or has had any relationship requiring disclosure by SciClone under the rules and regulations of the SEC. No interlocking relationships existed during 2013 between any member of the Compensation Committee and any member of any other company’s board of directors or compensation committee.

Compensation of Directors

Cash Compensation

Directors who are employees of SciClone do not receive any compensation for their services as directors. During 2013, each non-employee director is entitled to an annual retainer of $35,000, plus payment of out-of-pocket expenses relating to their service as Board members. Beginning in fiscal 2014, directors will also receive a per meeting fee cash payment for each regular meeting of the Board of Directors of $2,000 for each director who attends such meetings.

In addition, directors received the following additional annual payments for service on the committees of the Board of Directors in 2013:

Committee	Member	Chairman
Audit	$15,000	$19,000
Compensation	12,500	15,000
Corporate Governance	7,500	10,000
Business Development	7,500	10,000

In addition, our Chairman of the Board (currently Mr. Saxe) receives an additional annual payment of $22,000 for his services as Chairman. For fiscal 2013, he also received an additional payment of $90,000 for substantial additional services. Mr. Hawkins and Mr. Lapointe also received additional payments of $25,000 and $35,000, respectively, for substantial additional services as directors in fiscal 2013, in particular for service on our Special Committee.

Equity Compensation

Non-employee directors receive an option grant of 50,000 shares upon election to the Board and an annual option grant of 30,000 shares upon their re-election. Each option has a term of ten years and an exercise price equal to the closing price of our Common Stock as quoted on the NASDAQ Global Select Market on the grant date of such option. Initial option grants vest in three equal annual installments. Annual stock option grants vest in twelve equal monthly installments. In the event of a change in control, any unexercisable or unvested portions of any outstanding options are immediately exercisable and vested in full as of the date 10 days prior to the change in control, regardless of whether the option is assumed or substituted for by the acquirer.

If Mr. Hawkins, Mr. Lapointe, Mr. Li and Mr. Saxe are re-elected to the Board at the Annual Meeting, each will automatically receive an option to purchase 30,000 shares of our Common Stock, as they shall have each served for a full year prior to the Annual Meeting of Stockholders. If Dr. Chang is re-elected to the Board at the Annual Meeting, she will automatically receive an option to purchase 20,000 shares of our Common Stock, as she will have served eight-twelfths of a full year as an outside director prior to the Annual Meeting of Stockholders. Generally, when independent directors leave the Board after serving a full term, the exercise period for any then vested options is extended for a period of two years following their final date of service.

Aggregate Compensation

The following table sets forth information concerning the aggregate compensation earned during 2013 by each individual who served as a director at any time during 2013:

2013 Director Compensation

Name of Director	Fees Earned or Paid in Cash ($)		Option Awards(1) ($)	All Other Compensation	Total ($)
Jon S. Saxe	181,000	(2)	84,201	—	265,201
Peter Barrett	27,500	(3)	—	—	27,500
Friedhelm Blobel, Ph.D.	—	(4)	—	—	—
Nancy T. Chang, Ph.D.	12,500	(5)	137,215	—	149,715
Richard J. Hawkins	100,000	(6)	84,201	—	184,201
Gregg A. Lapointe	107,500	(7)	84,201	—	191,701
Ira D. Lawrence, M.D.	21,250	(8)	—	—	21,250
Simon Li	54,375	(9)	167,739	—	222,114

(1)	The amounts shown represent the grant-date fair value of the stock option grant with an exercise price of $5.13 per share made to each Board member during the 2013 fiscal year, with the exception of Dr. Chang whose grant-date fair value of the stock option grant was $5.22 per share granted upon her election to the Board. Mr. Li also received an additional stock option grant with an exercise price of $4.85 granted upon his election to the Board. The applicable grant-date fair value of each award was calculated in accordance with Financial Accounting Standards Board Accounting Standards Codification Topic 718 (“FASB ASC 718”), excluding the impact of forfeitures. Assumptions used in the calculation of grant-date fair value are set forth in Notes to our Consolidated Financial Statements for the year ended December 31, 2013, included in our annual Report on Form 10-K for such fiscal year.
(2)	Mr. Saxe’s fees consist of $35,000 director fee, $22,000 for service as Chairman of the Board of Directors, $19,000 for service as Chairman of the Audit Committee, $7,500 for service on the Corporate Governance Committee, $7,500 for service on the Business Development Committee, and $90,000 for additional services as a director, as approved by the Board.
(3)	Mr. Barrett’s fees consist of $17,500 director fee, $6,250 for service on the Compensation Committee, and $3,750 for service on the Business Development Committee. Mr. Barrett did not stand for re-election at the 2013 Annual Meeting.
(4)	Dr. Blobel received no compensation for his service on the Board of Directors. Compensation paid to Dr. Blobel as President and Chief Executive Officer is disclosed in the Summary Compensation Table herein.
(5)	Dr. Chang’s fees consist of $8,750 director fee, $1,875 for service on the Corporate Governance Committee, and $1,875 for service on the Business Development Committee since her appointment to our Board effective September 17, 2013.
(6)	Mr. Hawkins’ fees consist of $35,000 director fee, $15,000 for service as Chairman of the Compensation Committee, $15,000 for service on the Audit Committee, $10,000 for service on the Corporate Governance Committee, and $25,000 for additional services as a director, as approved by the Board.
(7)	Mr. Lapointe’s fees consist of $35,000 director fee, $15,000 for service on the Audit Committee, $12,500 for service on the Compensation Committee, $10,000 for service as the Chairman of the Business Development Committee, and $35,000 for additional services as a director, as approved by the Board.
(8)	Dr. Lawrence’s fees consist of $17,500 director fee and $3,750 for service on the Corporate Governance Committee. Dr. Lawrence did not stand for re-election at the 2013 Annual Meeting.
(9)	Mr. Li’s fees consist of $35,000 director fee, $7,500 for service on the Audit Committee, $6,250 for service on the Compensation Committee, and $5,625 for service on the Corporate Governance Committee.

PROPOSAL NO. 2

NON-BINDING ADVISORY VOTE TO APPROVE NAMED EXECUTIVE OFFICER COMPENSATION

The Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010 (the “Dodd-Frank Act”), enables our stockholders to vote to approve, on an advisory (non-binding) basis, the compensation of our Named Executive Officers as disclosed in this proxy statement in accordance with SEC rules.

As described in further detail under the heading “Executive Compensation and Other Matters—Compensation Discussion and Analysis,” our executive compensation philosophy is designed to attract, motivate and retain qualified executives in a highly competitive industry. Our compensation programs are designed to reward performance over a short and long-term basis that aligns our executive officers’ performance with the interests of our stockholders. For fiscal 2013, the principal components for our executive officers’ compensation were cash base salary with variable cash and equity incentives. Please read the “Compensation Discussion and Analysis” beginning on page 20 for additional details about our executive compensation programs, including information about the fiscal year 2013 compensation of our Named Executive Officers and how our executive compensation programs reflect our philosophy and are linked to the Company’s performance.

We are asking our stockholders to indicate their support for the compensation arrangements with our Named Executive Officers as described in this proxy statement. This proposal, commonly known as a “say-on-pay” proposal, gives our stockholders the opportunity to express their views on our Named Executive Officers’ compensation. At our 2011 Annual Meeting of Stockholders held on June 30, 2011, our stockholders voted in favor of holding future “Say-on-Pay” votes on an annual basis. Our Board of Directors subsequently determined that such advisory votes shall be held annually at the annual meeting of stockholders.

This vote is not intended to address any specific item of compensation, but rather the overall compensation of our Named Executive Officers and the philosophy, policies and practices described in this proxy statement. Accordingly, we are asking our stockholders to vote “FOR” the following resolution to be presented at the Annual Meeting:

“RESOLVED, that the stockholders approve, on an advisory basis, the compensation of the Company’s Named Executive Officers for the fiscal year ended 2013, as disclosed in the Company’s Proxy Statement for the 2014 Annual Meeting of Stockholders pursuant to the compensation disclosure rules of the Securities and Exchange Commission, including the Compensation Discussion and Analysis, the compensation tables and the accompanying narrative discussion.”

Required Vote

The affirmative vote of a majority of the votes cast for or against on the proposal at the Annual Meeting, as well as the presence of a quorum representing a majority of the shares of Common Stock of SciClone entitled to vote at the Annual Meeting, present in person or represented by proxy is required to approve the advisory vote on executive compensation. Abstentions and broker non-votes will each be counted as present for purposes of determining a quorum but will not have any effect on the outcome of the proposal.

This “say-on-pay” vote is advisory, and therefore is not binding on the Company, the Compensation Committee or our Board. Our Board and our Compensation Committee value the opinions of our stockholders, and to the extent there is any significant vote against the Named Executive Officer compensation as disclosed in this proxy statement, we will consider our stockholders’ concerns and the Compensation Committee will evaluate whether any actions are appropriate to address those concerns.

Recommendation of the Board of Directors

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE “FOR” THE APPROVAL OF THE RESOLUTION ABOVE, RELATING TO THE COMPENSATION OF OUR NAMED EXECUTIVE OFFICERS, AS DISCLOSED IN THIS PROXY STATEMENT PURSUANT TO THE COMPENSATION DISCLOSURE RULES OF THE SECURITIES AND EXCHANGE COMMISSION.

PROPOSAL NO. 3

RATIFICATION OF APPOINTMENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

General

The Audit Committee of our Board has appointed PricewaterhouseCoopers Zhong Tian LLP (“PwC China”), a member firm of the PricewaterhouseCoopers international network of accounting firms, each of which is a separate legal entity, as our independent registered public accounting firm for the fiscal year ending December 31, 2014. In the event that ratification of this selection of auditors is not approved by a majority of the shares of Common Stock voting at the Annual Meeting in person or by proxy, management will review its future selection of our independent registered public accounting firm.

As of the date of the proxy, the Company has not been able to confirm whether a representative of PwC China will be present at the Annual Meeting. If a representative is present, the representative will have an opportunity to make a statement and will be available to respond to appropriate questions.

Prior to hiring PricewaterhouseCoopers LLP (“PwC US”) and PwC China and through the completion of our audit for fiscal year 2012, the Company’s independent registered public accounting firm was Ernst & Young LLP (“EY”). On February 18, 2013, as further described in a Form 8-K filed by the Company on February 22, 2013, the Company was advised by EY that it declined to stand for re-appointment as the Company’s independent registered public accounting firm after completion of the audit for the year ended December 31, 2012, with its audit services also covering the restatement of the Company’s financial statements for the year ended December 31, 2011. That filing on Form 8-K also indicated the Company was advised by EY that its audit report for the year ended December 31, 2011 could no longer be relied upon given the necessity of restating such 2011 financial statements. In connection with the audit of the Company’s financial statements for the year ended December 31, 2012 and through and including the filing of the Company’s 2012 Annual Report on Form 10-K, there were no disagreements with EY on any matters of accounting principles or practices, financial statement disclosure, or auditing scope and procedures which, if not resolved to the satisfaction of EY would have caused EY to make reference to the matter in their report. For 2012, EY issued an unqualified audit opinion with respect to financial statements and an adverse opinion on the effectiveness of the Company’s internal control over financial reporting (considering the presence of a material weakness in internal controls over financial reporting further described in the Company’s previously filed Form 10-K).

Effective April 8, 2013, the Audit Committee approved the appointment of PwC US as the Company’s independent registered public accounting firm to perform independent audit services beginning with the fiscal year ended December 31, 2013. Following EY’s completion of audit services for the fiscal year ending December 31, 2012 and the filing of the 2012 Annual Report, PwC US was engaged as the Company’s independent registered public accounting firm, effective April 8, 2013. Through April 8, 2013, neither the Company, nor anyone on its behalf, consulted PwC US regarding either (i) the application of accounting principles to a specified transaction, either completed or proposed; or the type of audit opinion that might be rendered on the Company’s financial statements, and neither a written report was provided to the Company nor oral advice was provided by PwC US that was an important factor considered by the Company in reaching a decision as to any accounting, auditing or financial reporting issue; or (ii) any matter that was the subject of a disagreement (as that term is defined in Item 304(a)(1)(iv) of Regulation S-K and the related instructions) or a “reportable event” (as that term is defined in Item 304(a)(1)(v) of Regulation S-K).

On January 17, 2014, PwC US advised the Company that PwC China should be the Company’s principal auditor under applicable auditing standards and resigned its appointment, as announced in a Form 8-K filed on January 24, 2014. Effective January 24, 2014, the Company’s Audit Committee approved the appointment of PwC China as the Company’s independent registered public accounting firm to perform independent audit services beginning with the fiscal year ended December 31, 2013. As of and through the January 17, 2014 date of resignation, PwC US had not issued any reports on the financial statements of the Company for any period.

During the period April 8, 2013 through January 17, 2014, there were no disagreements with PwC US on any matters of accounting principles or practices, financial statement disclosure, or auditing scope and procedures which, if not resolved to the satisfaction of PwC US would have caused PwC US to make reference to the matter in an audit report. Although PwC China performed work on components of the Company in support of PwC US services during the period April 8, 2013 through January 17, 2014, neither the Company nor anyone on its behalf had consulted with PwC China regarding either: (i) the application of accounting principles to a specified transaction, either completed or proposed; or the type of audit opinion that might be rendered on the Company’s financial statements, and neither a written report nor oral advice was provided by PwC China that was an important factor considered by the Company in reaching a decision as to any accounting, auditing or financial reporting issue; or (ii) any matter that was the subject of a disagreement (as that term is defined in Item 304(a)(1)(iv) of Regulation S-K and the related instructions) or a “reportable event” (as that term is defined in Item 304(a)(1)(v) of Regulation S-K).

For 2013, PwC China issued an unqualified opinion with respect to the 2013 financial statements and an adverse opinion on the effectiveness of the Company’s internal control over financial reporting (considering the presence of a material weakness in internal controls over financial reporting further which is described in the Company’s 2013 Annual Report on Form 10-K).

While the appointment of PwC China did result in a change in the Company’s principal auditor, PwC China had previously been rendering audit and review services for 2013 in the context of its affiliation with PwC US. Subsequent to the appointment of PwC China, PwC US continued to provide audit services in support of our external audit for 2013. Due to this affiliation, the fees presented in the section immediately below reflect the total fees billed to us for the 2013 audit irrespective of billing party.

Principal Accountant Fees

The following table sets forth the aggregate fees billed to us for the fiscal years ended December 31, 2013 and 2012 by our principal accounting firms for those fiscal years, PricewaterhouseCoopers Zhong Tian LLP (including services provided by Pricewaterhouse Coopers LLP as heretofore described) and Ernst & Young LLP, respectively:

	2013	2012
Audit Fees	$1,703,000	$1,838,000
Audit-Related Fees	—	—
Tax Fees	97,000	47,000
All Other Fees	—	38,000

	$1,800,000	$1,923,000

Audit fees consist of fees billed for professional services rendered for the audit of our consolidated financial statements and the effectiveness over our internal control over financial reporting, the review of the interim consolidated financial statements included in quarterly reports and services that were normally provided by PwC China, PwC US, and EY in connection with statutory and regulatory filings or engagements, such as registration statements, as well as out of pocket expenses. Tax fees were for tax advisory services and the provision of consultation on tax matters. All other fees reflected support to respond to SEC requests and the provision of access to a web-based accounting tool. The Audit Committee’s charter requires the Audit Committee to approve in advance the engagement of the independent registered public accounting firm and the fees and other terms of any such engagement for all audit services and non-audit services. Pre-approval is provided for in the Audit Committee’s charter if the Committee establishes policies and procedures therefor and (i) any pre-approval is detailed as to the particular service or category of services and (ii) the independent auditor and management are required to periodically report to the Audit Committee regarding the extent of services provided by the independent auditor in accordance with such pre-approval. During fiscal years 2013 and 2012, no fees were approved by the Audit Committee pursuant to the de minimis exception established by the SEC; in particular, all of the tax fees and all other fees described above were subject to appropriate approvals.

Required Vote

Stockholder ratification of the selection of PwC China as our independent registered public accounting firm is not required by our bylaws or otherwise. The Board of Directors, however, is submitting the selection of PwC China to the stockholders for ratification as a matter of good corporate governance. If the stockholders fail to ratify the selection, the Audit Committee and the Board of Directors will reconsider whether or not to retain PwC China. Even if the selection is ratified, the Audit Committee or the Board of Directors in their discretion may direct the appointment of a different independent registered public accounting firm at any time during the year if they determine that such a change would be in our best interests or in the best interests of our stockholders.

The selection of PwC China as independent registered public accounting firm will be deemed to have been ratified by the stockholders upon the affirmative vote of a majority of the votes cast affirmatively or negatively on the proposal at the Annual Meeting, as well as the presence of a quorum representing a majority of the shares of Common Stock of SciClone entitled to vote at the Annual Meeting, present in person or represented by proxy. Abstentions and broker non-votes will each be counted as present for purposes of determining a quorum but will not have any effect on the outcome of the proposal.

Recommendation of the Board of Directors

THE BOARD UNANIMOUSLY RECOMMENDS A VOTE FOR RATIFICATION OF THE APPOINTMENT OF PRICEWATERHOUSECOOPERS ZHONG TIAN LLP AS SCICLONE’S INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR THE YEAR ENDING DECEMBER 31, 2014.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

Security Ownership of Certain Beneficial Owners and Management

The following table sets forth information with respect to beneficial ownership of shares of our Common Stock as of March 31, 2014 by:

•	all those known by us to be beneficial owners of more than 5% of its Common Stock;

•

our President and Chief Executive Officer (our principal executive officer), our Chief Financial Officer (our principal accounting officer) and our three most highly-compensated executive officers as of December 31, 2013 (or any executive officer who would have been among the most highly-compensated but for the fact that such an individual was not serving as an executive officer as of December 31, 2013) whose total salary and bonus for the fiscal year exceeded $100,000 for services in all capacities to SciClone (collectively, the “Named Executive Officers”);

•	each of our directors; and

•	all of our directors and executive officers as a group.

The following table is based upon information supplied by officers, directors and principal stockholders and Schedules 13D and 13G filed with the SEC and information supplied by our transfer agent, Computershare Shareowner Services LLC, as of the most recent practicable date. Unless otherwise indicated in the footnotes to this table and subject to community property laws where applicable, we believe that each of the stockholders named in this table has sole voting and investment power with respect to the shares indicated as beneficially owned. Applicable percentages are based on 51,958,666 shares outstanding on March 31, 2014 provided that any additional shares of common stock that a stockholder has the right to acquire within 60 days after March 31, 2014 pursuant to grants of stock options or awards of restricted stock are deemed to be outstanding and beneficially owned by the person holding such options or restricted stock for the purpose of computing the number of shares beneficially owned and the percentage ownership of such person, but are not deemed to be outstanding for the purpose of computing the percentage ownership of any other person. Unless otherwise indicated below, the address for the persons and entities listed below is 950 Tower Lane, Suite 900, Foster City, California 94404.

	Shares Beneficially Owned(1)
	Number	Percent
Stockholders
BlackRock, Inc.(2) 40 East 52nd Street New York, NY 10022	5,918,009	10.77%

GL Trade Investment Limited(3)	3,758,217	6.84%
Unit 3001, China World Tower 2 No. 1 Jian Guo Men Wai Avenue Beijing 100004, People’s Republic of China

Franklin Resources, Inc.(4) One Franklin Parkway San Mateo, CA 94403-1906	3,518,760	6.41%

Named Executive Officers
Friedhelm Blobel, Ph.D.(5)	2,160,179	3.93%
Wilson W. Cheung	—	—
Lan Xie(6)	31,469	*
Min Yin(7)	20,937	*
Hong Zhao(8)	62,500	*
Gary Titus(9)	224,933	*
Stephanie Wong(10)	66,584	*

	Shares Beneficially Owned(1)
	Number	Percent

Outside Directors
Jon S. Saxe(11)	312,500	*
Nancy T. Chang, Ph.D.	—	—
Richard J. Hawkins(12)	302,500	*
Gregg A. Lapointe(13)	172,500	*
Simon Li(14)	28,125	*
All directors and executive officers as a group (11 persons)(15)	3,069,773	5.59%

*	Less than 1%.
(1)	Except pursuant to applicable community property laws, we believe the persons named in the table have sole voting and investment power with respect to all shares. Under the rules of the SEC, a person is deemed to be the beneficial owner of shares that can be acquired by such person within 60 days of the date of this table, including options to purchase of our common stock that may vest within 60 days hereof.
(2)	Based on a Schedule 13G filed with the Securities and Exchange Commission on December 31, 2013 by Blackrock, Inc., a holding company with the following subsidiaries: BlackRock Advisors (UK) Limited, BlackRock Advisors, LLC, BlackRock Asset Management Canada Limited, BlackRock Fund Advisors, BlackRock Institutional Trust Company, N.A., BlackRock Investment Management (Australia) Limited, BlackRock Investment Management, LLC, and BlackRock Japan Co. Ltd. BlackRock Institutional Trust Company, N.A. is the beneficial owner of 5,918,009 shares of the common shares of the Company.
(3)	Based on a Schedule 13D filed with the Securities and Exchange Commission on November 7, 2013 by GL Trade Investment Limited a China corporation (“GL Trade”). GL Trade includes GL China Opportunities Fund L.P. (“GL Fund”), GL Capital Management GP L.P. (“GL Capital”), GL Capital Management GP Limited (“GL Management”), GL Partners Capital Management Limited (“GL Partners”), and Mr. Zhenfu Li. GL Trade is deemed to be the beneficial owner of 3,758,217 shares of the common stock of the Company. GL Fund owns 100% of GL Trade. GL Capital is the sole general partner of GL Fund. GL Management is the sole general partner of GL Capital. GL Partners owns 51% of the voting interests of GL Management.
(4)	Based on a Schedule 13G filed with the Securities and Exchange Commission on February 11, 2014 by Franklin Resources, Inc. Franklin Advisers, Inc. (“FAV”), an indirect wholly owned subsidiary of a publicly traded company, Franklin Resources, Inc. (“FRI”), is the beneficial owner of these securities for purposes of Rule 13d-3 under the Exchange Act in its capacity as the investment adviser to Franklin Strategic Series – Franklin Biotechnology Discovery Fund and Franklin Templeton Investment Funds – Franklin Biotechnology Discovery Fund. When an investment management contract (including a sub-advisory agreement) delegates to FAV investment discretion or voting power over the securities held in the investment advisory accounts that are subject to that agreement, FRI treats FAV as having sole investment discretion or voting authority, as the case may be, unless the agreement specifies otherwise. Accordingly, FAV reports for purposes of Section 13(d) of the Exchange Act that it has sole investment discretion and voting authority over the securities covered by any such investment management agreement, unless otherwise specifically noted.
(5)	Includes 2,110,143 shares issuable pursuant to options exercisable or awards issuable within 60 days of March 31, 2014.
(6)	Consists of 31,469 shares issuable pursuant to options exercisable within 60 days of March 31, 2014.
(7)	Consists of 20,937 shares issuable pursuant to options exercisable within 60 days of March 31, 2014.
(8)	Consists of 62,500 shares issuable pursuant to options exercisable within 60 days of March 31, 2014.
(9)	Includes 187,084 shares issuable pursuant to options exercisable within 60 days of March 31, 2014.
(10)	Includes 64,584 shares issuable pursuant to options exercisable within 60 days of March 31, 2014.
(11)	Includes 267,500 shares issuable pursuant to options exercisable within 60 days of March 31, 2014.
(12)	Consists of 302,500 shares issuable pursuant to options exercisable within 60 days of March 31, 2014.
(13)	Consists of 172,500 shares issuable pursuant to options exercisable within 60 days of March 31, 2014.
(14)	Consists of 28,125 shares issuable pursuant to options exercisable within 60 days of March 31, 2014.
(15)	Includes 2,974,737 shares issuable pursuant to options exercisable within 60 days of March 31, 2014.

EXECUTIVE COMPENSATION AND OTHER MATTERS

Executive Officers

The following table sets forth the name, age and title for each of our executive officers:

Name	Age	Title
Friedhelm Blobel, Ph.D.	65	President and Chief Executive Officer, Director
Wilson W. Cheung	45	Chief Financial Officer, Senior Vice President, Finance and Secretary
Raymond A. Low	57	Vice President, Finance and Controller
Charles Meng	51	General Counsel and Vice President of Compliance
Lan Xie	41	Vice President Finance, China Chief Financial Officer
Hong Zhao	50	Chief Executive Officer, China Operations

Friedhelm Blobel, Ph.D. is one of our directors as well as our President and Chief Executive Officer, and, as such, his biographical information is included above under “Election of Directors.”

Wilson W. Cheung joined SciClone in July 2013 and serves as Chief Financial Officer, Senior Vice President, Finance and Secretary. Prior to joining SciClone, from 2009 to 2013, Mr. Cheung served in various positions at Velti plc, a publicly traded global mobile marketing and advertising software-as-a-service provider, including most recently as Chief Compliance Officer, Asia Pacific and previously as Chief Financial Officer. From 2004 to 2009, Mr. Cheung served as Chief Financial Officer of AXT, Inc., a publicly traded manufacturer of high performance semi-conductor substrates. Mr. Cheung holds a B.A. degree in Economics/Business from the University of California, Los Angeles and is a Certified Director of Corporate Governance from UCLA’s Executive Program. He is a California Certified Public Accountant (inactive).

Raymond A. Low joined SciClone as Vice President, Finance and Controller in October 2013. Prior to joining SciClone, from 2009 to 2013, Mr. Low served as Chief Financial Officer, and from 2005 to 2009 as Corporate Controller at AXT, Inc., a publicly traded manufacturer of high performance semi-conductor substrates. From 2002 to 2004, Mr. Low was Corporate Controller of Therasense, Inc. (now Abbott Laboratories), a health care products company. Mr. Low also served as Corporate Controller of RStar Networks Inc., and as Director of Accounting for AT&T. Mr. Low also worked in public accounting with BDO Seidman in San Francisco, and with Deloitte & Touche in South Africa. Mr. Low is a California certified public accountant and a member of the California Society of CPAs. He is a past member of the Chartered Institute of Management Accountants in the United Kingdom. Mr. Low has an M.B.A. degree from Chadwick University, Alabama, a Bachelor of Accounting Science Honors degree from the University of South Africa, and a Bachelor of Commerce degree from Rhodes University, South Africa.

Charles Meng joined SciClone in February 2014 and serves as General Counsel and Vice President of Compliance. Prior to joining SciClone, from 2012 to 2014, Mr. Meng served as General Legal Counsel and Chief Compliance Officer at Novartis China, a health care products company. His responsibility covered mainly the pharmaceutical division, while he also oversaw legal and compliance affairs in animal health, vaccine, OTC, generics products divisions, as well as R&D. Prior to Novartis, from June 2011 to December 2011, Mr. Meng served as Chief Legal Officer of China National Bluestar Co. Ltd. in Beijing, a state-owned chemical company. Previously, he held the position of Legal Director, Greater China Region with AMD (China) Ltd. from 2006 to 2011. Earlier in his career he held various positions in legal affairs, including with Motorola (China) Electronics Ltd., Electra Air Conditioning (Shenzhen) Co., Ltd., Allen & Overy, and City Attorney’s Office, Columbus Ohio (US). He also served as Assistant Professor in the City University of Hong Kong and Legal Officer in the Ministry of Foreign Affairs of PRC government in Beijing. Mr. Meng earned his LL.B. from Foreign Affairs College in Beijing, his LL.M from the Faculty of Law, Edinburgh University, Scotland, UK, and his J.D. from the College of Law, Ohio State University. Mr. Meng did not provide services to SciClone in fiscal year 2013 and therefore no information on his compensation is included herein.

Lan Xie joined SciClone as Vice President Finance, China Chief Financial Officer in 2012. From 2007 to 2012, Ms. Xie served as Vice President of Finance and Investor Relations at ShangPharma Corporation, a pharmaceutical company. From 2005 to 2007, Ms. Xie served as a senior manager, transaction services, at PricewaterhouseCoopers Zhong Tian LLP in Shanghai and from 2003 to 2005, Ms. Xie served as manager, mergers and acquisitions at Deloitte & Touche in New York. Ms. Xie also served in various finance and accounting positions at Reuters Incorporated and PricewaterhouseCoopers in Boston. She is a Massachusetts certified public accountant and received her M.B.A from INSEAD, Singapore/France.

Hong Zhao joined SciClone as Chief Executive Officer, China Operations, in April 2013. Prior to SciClone, from 2011 to 2013, Mr. Zhao served as Executive Vice President of Simcere Pharmaceutical Group, a manufacturer and supplier of pharmaceuticals in China. where he was responsible for all business operations and had direct reporting responsibility for medical affairs, market access, marketing and sales operations, training and personnel development. Prior to Simcere, from 1999 to 2011, Mr. Zhao held various positions at Novartis China, a health care products company, including most recently, Senior Vice President of Novartis Greater China and General Manager of Novartis Shanghai. Mr. Zhao also served with Xi’an Janssen Pharmaceutical. Earlier in his career he served as a lecturer and tutor at Nanjing Medical College. Mr. Zhao earned a Bachelor of Medicine degree from Nanjing Medical College and an Executive Masters of Business Administration degree from China European International Business School (CEIBS) in Shanghai.

Compensation Discussion and Analysis

Overview

The Compensation Committee of the Board of Directors administers our executive compensation and benefit programs. The Compensation Committee is comprised of exclusively independent directors and oversees all compensation and benefit programs and actions that affect our executive officers, except that our Board of Directors reviews the recommendations of the Compensation Committee and approves the compensation of the Chief Executive Officer.

Compensation Philosophy

We are committed to developing and commercializing innovative products to treat life-threatening diseases particularly for the growing Chinese pharmaceutical market. We are engaged in a competitive industry, and to accomplish this objective, we design our compensation programs to attract, motivate and retain qualified executives dedicated to working towards our short and long-term corporate goals. People are one of our key assets, and we seek to hire employees and executives who share our corporate vision and values and have the skills and motivation to execute on our corporate strategy. In our dynamic work environment, we foster the following corporate values:

•	Compliance and Integrity;

•	Respect;

•	Accountability;

•	Customer-focus; and

•	Teamwork.

Our compensation structure is particularly focused upon rewarding our executives for achieving our publicly stated corporate objectives, and for strong and dedicated performance to the interests of our stockholders.

Objectives of Our Compensation Program

The primary objective of our compensation programs for our executive officers is to attract and retain qualified executives and employees of outstanding ability and potential and to:

•	Motivate executives and employees to work towards completing our overall corporate goals and milestones and their individual employee objectives over the short and long-term;

•	Align our executives’ and employees’ performance with our stockholders’ interests; and

•	Compete effectively with the compensation programs of comparable companies to allow us to compete with our peers for valuable human resources.

What Our Compensation Program is Designed to Reward

Our compensation program is designed to reward performance and exceptional effort measured over a short and long-term basis. We seek to align our executives’ performance with the interests of our stockholders. Base salaries, annual cash incentives and the vesting of our equity awards encourage executive retention and provide a balance between short and long-term compensation.

We generally set corporate objectives at the beginning of the fiscal year, against which the performance of our Chief Executive Officer is evaluated for determining adjustments in compensation for the subsequent fiscal year. Certain of these corporate objectives are also objectives of other executives with functional responsibility for a particular objective, or for activities in other functions that will support the achievement of an objective. The objectives for our other executives are set by our Chief Executive Officer. Our corporate objectives typically include revenue, income and other financial objectives, advancement of clinical and regulatory programs, successful commercialization or business development activities, specific organization objectives, including compliance related objectives.

For 2013, our corporate goals included goals regarding the following:

•	Increase overall sales for SciClone;

•	Increase overall operating net profit;

•	Organizational hiring and restructuring targets;

•	Business development goals;

•	Achievement of certain clinical development targets;

•	Regulatory approval goals;

•	Strengthening FCPA compliance programs.

Compensation Process, Role of Management, Independent Compensation Consultants, Peer Group Selection and Benchmarking

Compensation Process, Role of Management

The Compensation Committee is responsible for determining and approving all compensation for our executive officers. Pursuant to its charter, the Compensation Committee recommends to the full Board the salary, bonus, option grants and other aspects of the compensation of our President and Chief Executive Officer, approves the salary, bonus targets and bonus payments for other executive officers, approves stock option grants to other executive officers and approves all employment, severance and change-in-control agreements applicable to other executive officers. Our Chief Executive Officer participates with the Compensation Committee in its deliberations with respect to the compensation payable to our other executive officers, and typically recommends specific compensation packages for our executive officers based upon his assessment and evaluation of their performance for the prior year.

Following the end of each fiscal year, our Chief Executive Officer evaluates executive officer performance for the prior fiscal year, other than his own performance, and discusses the results of such evaluations with the Compensation Committee. The Chief Executive Officer assessment is based upon subjective factors concerning such officer’s individual business goals and objectives, and the contributions made by the executive officer to our overall results. The Chief Executive Officer then makes specific recommendations to the Compensation Committee for adjustments of base salary, target bonus, and equity awards, if appropriate, as part of the compensation packages for each executive officer, other than himself, for the next fiscal year.

The Compensation Committee reviews the performance of the Chief Executive Officer and determines all compensation for the Chief Executive Officer, subject to the review and approval of its recommendations by the full Board. The Chief Executive Officer was not present at the time the Compensation Committee reviewed his performance and discussed his compensation for fiscal 2013.

In addition, at our 2013 Annual Meeting of stockholders, we provided our stockholders the opportunity to vote to approve, on an advisory basis, the compensation of our Named Executive Officers, as disclosed in the proxy statement for our 2013 Annual Meeting. At the 2013 Annual Meeting, our stockholders approved the compensation of our Named Executive Officers, with 23,798,133 shares voted in favor of approving such compensation, 1,670,690 shares voting against and 1,925,020 shares abstaining. As the stockholder advisory vote was held after the Compensation Committee and the Board had determined the compensation to be paid to the Company’s Named Executive Officers for 2013, the Compensation Committee and the Board did not take such results into account in determining executive compensation for 2013. However, in determining and deciding on executive compensation for fiscal year 2014 and in determining bonus compensation for fiscal 2013, our Compensation Committee took into account the results of the 2013 stockholder advisory vote to approve executive compensation, particularly the strong support expressed by the Company’s stockholders, as one of many factors considered in deciding that the Company’s compensation policies and procedures for 2014 should largely remain consistent with our policies and procedures in prior years.

Independent Compensation Consultants, Peer Group Selection and Benchmarking

In 2013, the Compensation Committee retained Setren to conduct an assessment of our executive officer compensation and advise the Committee regarding optimal allocation of the different elements of executive officer compensation among base salary, bonuses and equity and to recommend target amounts for each element of compensation. The Compensation Committee’s policy is to conduct an in-depth assessment of our executive compensation structure including comparative compensation at comparable companies, using detailed data and recommendations provided by Setren, each year.

The Compensation Committee’s policy is to target the amount of each element of compensation at approximately the 50th percentile of the survey data it reviews, and confirms the applicability of this level by reference to the results of the review of compensation information. The Compensation Committee has awarded a number of options which may exceed the numbers for 50th percentile of the survey data, although the value of those options may be at or below the 50th percentile. While the 50th percentile is always the reference point for compensation decisions, the actual amount paid or awarded may vary from that percentile due to various factors the Compensation Committee takes into account, including individual capabilities and performance, length of current and prior experience in the particular position, initial compensation offered when an executive joins the Company, and the perceived applicability of any set of compensation data for a position to the actual role of the executive in the Company.

For fiscal 2013 salary, target bonuses and equity awards, the Compensation Committee obtained a written report from Setren regarding executive compensation. In providing advice to the Compensation Committee, Setren provided information based on the Radford Global Life Sciences Survey from Radford Surveys and Consulting, a division of Aon Corporation and an independent compensation consulting firm (“Radford”), which includes the average, median and range amounts of base salary, annual cash incentives and long-term equity incentives from comparable pharmaceutical, biotechnology and medical device companies.

In addition, Setren supplemented the Radford data with its own survey of publicly available information filed by a group of the following peer companies (“Setren Peer Data”) determined in consultation with the Chairman of the Compensation Committee and approved by the Compensation Committee:

Affymax, Inc.	ISIS Pharmaceuticals, Inc.
Alnylam Pharmaceuticals	Ironwood Pharmaceuticals, Inc.
Aveo Pharmaceuticals, Inc.	Momenta Pharmaceuticals
Auxilium Pharmaceuticals, Inc.	Nektar Therapeutics
Codexis Inc.	Sagent Pharmaceuticals, Inc.
Depomed Inc.	Santarus Inc.
Emergent BioSolutions, Inc.	Spectrum Pharmaceuticals, Inc.
Enzo Life Sciences, Inc.	Targacept Inc.
Genomic Health Inc.
Intermune Inc.

The compensation for our executives who are based in China is compared to other similar positions in China and is based on Aon Hewitt survey data.

Setren compared the current compensation (base salary, annual cash incentives and long term equity incentives) of each of our executive officers and other management level employees to the median and 75th percentile of the Radford data. Setren used both summary Radford data and Setren Peer Data with respect to review of base salary and annual cash incentives, and Setren Peer Data with respect to long-term equity incentives.

Annual Compensation Review for Fiscal 2013

The Compensation Committee’s annual review of executive compensation generally occurs during the first quarter of the fiscal year. In February 2014, after reviewing Setren’s written report, meeting with a representative of Setren, and considering recommendations of our Chief Executive Officer, the Compensation Committee reviewed the amount of each element of compensation for our executive officers and reached conclusions about each element of compensation for each executive other than our Chief Executive Officer. The Compensation Committee also made recommendations to the Board of Directors as to each element of compensation for our Chief Executive Officer, which recommendations were reviewed and approved by the independent members of the Board of Directors.

Elements of Our Compensation Program and How Each Element is Chosen

The key elements of our compensation program for executives and employees consist of base salary, annual cash incentives and long-term equity incentives. Our compensation package also includes a comprehensive benefits package of healthcare, disability and insurance coverage as well as a 401(k) plan. Our equity and retirement plans have vesting schedules to encourage employee retention and a long-term commitment towards advancing our corporate objectives. The elements of our compensation programs are varied to achieve the following balances:

•	Fixed and variable compensation to reward individual and corporate performance;

•	Cash and equity compensation to align an executive’s performance with our stockholders’ interests; and

•	Short and long-term compensation to encourage retention and reward long-term service.

Elements of SciClone’s Compensation Program

Base Salary

Base salaries for executive officers and other officers are targeted at a competitive market median, being the 50th percentile of the Radford Group and of the Setren Peer Data, on a position-by-position basis with individual variations explained by differences in experience, skills and sustained performance. The Compensation Committee reviews the executive officers’ salaries on an annual basis.

In consultation with the Compensation Committee, the Company determined to increase overall employee salaries for fiscal 2013 for merit, promotion and market adjustments by approximately 3.5% in the U.S., 7% in in Hong Kong and 9% in China.

When setting each element of compensation for fiscal 2013, the Compensation Committee discussed the Company’s overall salary increases for the fiscal year, the Setren report described above, the summary survey data included in the report as it relates to each of our executive officers, and for the executive officers other than himself, the recommendations of our Chief Executive Officer.

For Dr. Blobel, the Compensation Committee approved an approximately 10% increase in his salary which continued to be less than the 50th percentile of the peer group, and also approved 60% for his annual incentive cash target amount to keep Dr. Blobel’s target bonus in-line with comparables.

Name	2012 Base Salary	2013 Base Salary	% Increase
Friedhelm Blobel, Ph.D.	$500,000	$550,000	10%
Gary Titus	$386,476	$398,100	3%
Stephanie Wong	$245,200	$256,300	4.5%
Min Yin	$253,260	$273,521	8%
Lan Xie	$246,947	$254,355	3%

Wilson Cheung and Hong Zhao, who were among our highest paid executives, joined us in 2013 and were employees for only a portion of the year, and are therefore not included in this table.

Annual Cash Incentives

We provide annual cash incentives in the form of cash bonuses intended to motivate employees to achieve our overall corporate goals and their individual employee objectives. For executive officers, these annual cash incentives are paid pursuant to our executive incentive plan. Incentive bonuses are based on a percentage of cash compensation and account for a significant percentage of each executive officer’s potential compensation, putting a significant percentage of total compensation at risk based on achievement of both corporate and individual objectives. Executive officers may earn up to 150% of their individual cash incentive target depending upon the Compensation Committee’s assessment of performance in relation to their predetermined objectives. Our other employees are also eligible to receive annual cash incentives, which typically account for a smaller percentage of total compensation.

At the beginning of each fiscal year, the Compensation Committee reviews each officer’s annual cash incentive targets, determined as a percentage of base salary and determines whether to adjust such targets. For newly hired executives, the Compensation Committee reviews and considers the terms of their proposed offers and approves the elements of their compensation at the time of their offer of employment. The percentages for the cash incentive plan for fiscal 2013 were 60% of base salary for Dr. Blobel, 40% of base salary for Mr. Cheung, 40% of base salary for Mr. Zhao, 35% of base salary for Ms. Yin and 35% of base salary for Ms. Xie. Commencing in the last quarter of each fiscal year, the Compensation Committee, in conjunction with the Board and CEO, develops our overall corporate objectives and weights the value of each of those objectives, finalizing the corporate objectives in the first quarter of the next fiscal year. The corporate objectives serve as the individual objectives for Dr. Blobel. The other Named Executive Officer’s goals are proposed by Dr. Blobel and reviewed and approved by the Compensation Committee after the corporate objectives have been determined. Generally, each of the Named Executive Officer goals relate to the achievement of our corporate goals, but executives may have goals that vary from the corporate goals based upon their individual responsibilities. Financial objectives in both the corporate and individuals goals are determined in a manner consistent with the Company’s annual operating budget. In particular as to any financial goals as to which the Company provides guidance, the related corporate or individual objective is set within the range of our initial guidance first published for that fiscal year. Our corporate goals include goals for implementation and improvement of our compliance program.

As part of its effort to continuously improve our executive compensation process, in March 2013, the Compensation Committee adopted amendments to the executive incentive plan that were implemented for bonus payments for fiscal 2013. Pursuant to the terms of the amended plan, in order for any bonus to be paid under the executive incentive plan, the Compensation Committee must determine that total achievement against goals is at least 60%, (ii) the Compensation Committee may make discretionary bonus awards of up to 25% of the executive’s target bonus for unanticipated outstanding achievement and (iii) the total pay-out under the plan may not exceed 150% of the target amount. In addition in 2013, the Compensation Committee determined that there should be a minimum revenue threshold before any bonus was paid against the revenue goal, with $152 million being the minimum that must be achieved for fiscal 2013. The actual cash incentive award earned is determined by the Compensation Committee’s judgment in its discretion of the relative attainment of our overall corporate performance objectives, the relative attainment of individual employee performance objectives, and the individual’s performance in relation to the objectives subject to targeted overall compensation. Some of these judgments are subjective, however, the Compensation Committee is increasingly using formulas for determining the amount of bonus to be awarded in the case of over or under achievement against goals, and particularly financial goals. In addition, while the Compensation Committee’s decisions are focused primarily upon the achievement against specific goals, it does consider its overall assessment of corporate performance and individual performance in the process of making final decisions as to bonus awards. Cash incentive awards are typically paid in the year following the year for which performance is evaluated.

Our corporate objectives for fiscal 2013, which were also Dr. Blobel’s objectives, were as follows, weighted as indicated:

Corporate Objectives	Weight
• Achieve (i) revenues in excess of $152.0 million and (ii) target ZADAXIN sales	25%
• Achieve non-GAAP operating profit of $43.7 million (assuming key contracts were renewed)	20%
• Achieve business development goals	25%
• Achieve organizational targets	10%
• Achieve certain regulatory approvals in China	2.5%
• Achieve certain clinical development targets	2.5%
• Strengthen FCPA compliance environment by achieving specified goals	15%

Decisions regarding compensation of our other Named Executive Officer’s goals are based on his or her achievements, with respect to their individual goal, and, with respect to our corporate goals, individual achievements in support of the corporate goals. In some cases, in evaluating the individuals achievement goals are adjusted to reflect changes in key assumptions or external factors impacting the business.

The following is a summary of the key individual goals for 2013 for each of our other Named Executive Officers:

Executive Officer	Summary of Key Individual Goals(1)	Weight
Wilson W. Cheung	• Achieve a year-end target for the combination of cash balance and investments above $105 million	15%
	• Achieve non-GAAP operating profit of $43.7 million	25%
	• Achieve organizational and administrative targets	15%
	• Manage information technology projects	10%
	• Complete all internal audit projects, and remediate material weakness	10%
	• Increase investor relations activities and increase relationships with analysts	5%
	• Execute stock repurchase	5%
	• Strengthen FCPA compliance program	15%
Min Yin	• Build the anti-bribery compliance environment in China through training and certifications and build stronger compliance program through continuous improvement	25%
	• Develop a risk based internal audit program, complete internal audit projects and implement control improvements based on findings	25%
	• Achieve Sarbanes Oxley compliance and participate through internal audit in the remediation of the material weakness	25%
	• Build compliance team in China	5%
	• Complete other identified projects	20%
Lan Xie	• Achieve Company’s financial objective of ZADAXIN commercial sales target and SciClone WFOE non-GAAP expense target	20%
	• Achieve NovaMed Pharmaceuticals, Inc. non-GAAP revenue target	5%
	• Achieve NovaMed Pharmaceuticals, Inc. non-GAAP expense target	15%
	• Achieve Sarbanes Oxley compliance and participate through internal audit in the remediation of the material weakness	25%
	• Achieve organizational goals of building China finance team	5%
	• Complete administrative finance projects	20%
	• Ensure timely accounts receivable collections and manage channel inventory levels	10%
Hong Zhao	• Achieve revenues in China of $148 million	25%
	• Achieve ZADAXIN Q413 sales goals	10%
	• Achieve Aggrastat Q413 sales goals	5%
	• Achieve non-GAAP operating income of $51.5 million with sales-related expenses below RMB 68.1 million	20%
	• Achieve organizational targets in China	5%
	• Achieve certain regulatory approvals in China	5%
	• Achieve business development goals	10%
	• Continuing improvement of compliance of employees with Company policies in China	20%

(1)	Our former executive officers, Stephanie Wong and Gary Titus, who were among our highest paid executives, each departed during fiscal 2013 and received no bonus under our executive incentive plan. Each of them had goals similar to the goals of our other executive officers.

The target levels with respect to these performance measures may be expressed on an absolute basis or relative to a standard specified by the Compensation Committee. The degree of attainment of financial performance measures will be calculated in accordance with the written goal but prior to the accrual or payment of any performance award for the same performance period and excluding the effect (whether positive or negative) of changes in accounting standards or any extraordinary, unusual or nonrecurring item occurring after the establishment of the performance goals applicable to a performance award. A goal may be based upon generally accepted accounting principles (“GAAP”) or according to criteria established by the Compensation Committee, may exclude certain items. For example for fiscal 2013, one corporate goal was “non-GAAP” net operating profit which excludes interest and taxes as well as non-cash charges.

For determining achievement of the non-GAAP net operating profit goal for fiscal 2013, the Compensation Committee determined in setting such goal, that among other adjustments, the expenses incurred in our on-going investigation, which is being managed by our Audit and Special Committees, would be excluded to the extent such investigation expenses exceeded the budgeted amount.

The Compensation Committee made the following determinations with respect to achievement of corporate goals and individual goals for fiscal 2013. With respect to the performance of Mr. Cheung, Ms. Yin, Ms. Xie, and Mr. Zhao, the Compensation Committee relied primarily on Dr. Blobel’s assessment of their performance as to goals other than our revenue and net operating profit goals.

Financial Goals. The Compensation Committee determined that we did not achieve all of our revenue goal, did achieve the minimum goal for ZADAXIN sales, exceeded our year end cash balance and investment goal, and met certain expense control objectives and the minimum earnings objective in our corporate goals. In making the determination as to achievement of our net operating profit goal, the Compensation Committee took into account the assumption in such goal of the renewal of the Sanofi agreement, as well as Sanofi’s failure to perform its obligations under such agreement. Based upon formulas for these financial goals Dr. Blobel and Ms. Xie received 32% credit and 0% credit, respectively, for their revenue goals, and Mr. Zhao received 16% credit for his revenue goals. Dr. Blobel, Mr. Cheung, Ms. Xie and Mr. Zhao received 113%, 113%, 150%, and 144% credit, respectively, for their expense monitoring and/or non-GAAP operating profit goals. Mr. Cheung received 102% credit for the cash and investments goals.

Business Development Goals. The Compensation Committee determined that Dr. Blobel and Mr. Zhao received 0% credit for achievement of the portion of the business development goal related to key contract renewals, and he and Mr. Zhao received 150% and 100% credit, respectively for their other business development goals.

Development of Organizational Goals. The Compensation Committee determined that we made significant progress in our human resources and corporate structuring goals. As a result, Dr. Blobel received 125%, Mr. Cheung, Ms. Yin, and Ms. Xie received 100% credit, and Mr. Zhao received 130% credit for those portions of their individual goals.

Internal Controls, Compliance and Audit Goals. The Compensation Committee determined that we had implemented and executed satisfactory internal control and audit programs that substantially met or exceeded our goals, except as to the remediation of a material weakness. The Compensation Committee also determined, in consultation with the Audit Committee that we had achieved each of the specific FCPA goals set out in our corporate goals. As a result, Dr. Blobel received 73% credit for his FCPA compliance goal, and Mr. Cheung received 73% credit for his FCPA compliance and 70% for his internal audit goals. Ms. Yin received 88% and 100% credit, respectively, for her compliance and internal audit goals, Ms. Xie received 0% credit and Mr. Zhao received 75% credit for those portions of their individual goals.

Regulatory and Clinical Development Goals. The Compensation Committee determined that we had partially met our regulatory and clinical development goals. Dr. Blobel received 25% credit and Mr. Zhao received 68% credit for those portions of their individual goals.

Other Goals. The Compensation Committee reviewed each of the other goals and determined that Mr. Cheung, Ms. Yin and Ms. Xie had fully achieved the goals or had made all or substantially all progress against the goal that could be achieved by management and awarded them 100% credit for each of the other goals. Mr. Zhao and Ms. Yin also received credit equal to 15% and 6%, respectively, of their total target bonuses based upon their overall exceptional performance.

The Compensation Committee reviewed its initial assessment of achievement against our Corporate Objectives with the Board of Directors before making a final determination as to Dr. Blobel’s bonus.

Based on the assessments of the achievement in 2013 of the corporate performance objectives and the individual objectives described above, the Compensation Committee approved a $244,596 bonus for Dr. Blobel (44.5% of his base salary compared to his target of 60%), $62,210 bonus for Mr. Cheung (38.8% of his base salary, compared to his 40% target, on a pro-rated basis for the 5.5 months Mr. Cheung worked with the Company in 2013), $71,407 bonus for Ms. Xie (28% of her base salary, compared to her 35% target), $95,733 bonus for Ms. Yin (35% of her base salary, compared to her 35% target) and $95,675 bonus for Mr. Zhao (32% of his base salary, compared to his 40% target on a pro-rated basis for the 9 months Mr. Zhao worked with the Company in 2013). In addition, Mr. Zhao also received a special bonus of $24,407 related to his additional responsibilities assumed in 2013 as determined by the Compensation Committee.

Long-Term Incentive for the CEO

In 2013, in recognition that incentivizing Dr. Blobel to stay with the Company was vital to the organization, the Compensation Committee considered various methods to achieve this goal, including a more substantial increase to Dr. Blobel’s base salary. However, the Compensation Committee determined that additional compensation for Dr. Blobel in the form of an RSU award would further align Dr. Blobel and our stockholders’ interests while ensuring a higher overall compensation level if Dr. Blobel stays with the Company. Therefore, on March 14, 2013, the Board approved a grant of 70,000 RSUs to Dr. Blobel. The RSUs will vest in full on March 14, 2015, or on such later date thereafter as the Company’s trading window opens if it is not open on March 14, 2015, and will vest in full upon a change in control of SciClone.

In connection with his efforts in 2013, the Compensation Committee determined that the best way to continue to align Dr. Blobel’s long-term incentive with the interests of stockholders was to award Dr. Blobel a combination of restricted stock and stock options. Based on the recommendation of the Compensation Committee, the Board determined to grant Dr. Blobel 7,000 RSUs effective as of March 15, 2014, that would vest 50% on February 20, 2015 and 50% on February 20, 2016, or on such later date thereafter as the Company’s trading window opens if it is not open on February 20, 2015 or 2016. The Board also determined to grant Dr. Blobel 200,000 options to purchase common stock of the Company, subject to time based vesting over four years. The vesting of all RSUs granted to Dr. Blobel will accelerate upon the same terms and conditions as the stock options as set forth in the Blobel Agreements described below under “Potential Payments upon Termination or Change-in-Control.”

Long-Term Equity Incentives

We provide long-term equity incentives to motivate employees to achieve individual and corporate objectives and align interests of employees with those of stockholders. Our long-term equity incentives for executive officers and employees currently consist of options and other rights to purchase shares of our Common Stock granted under our equity plans. Stock options granted under equity plans generally vest over a four-year period, providing incentive to create value for our stockholders over the long-term since the full benefit of the option cannot be realized unless the employee remains with us and stock price appreciation occurs over a number of years.

The Compensation Committee has typically granted options to executive employees upon commencement of employment and has granted additional options following a significant change in job responsibility, scope or title or a particularly noteworthy corporate or individual achievement. For any newly-hired executive officer, any promotion to executive officer or any other grant to executive officers, the Compensation Committee makes its determinations after analyzing comparable compensation data from biotechnology companies, as described above under “Independent Compensation Consultants, Peer Group Selection and Benchmarking.” In addition, as part of our annual compensation review, key employees in the Company, including our key executives, are generally awarded a stock option or other equity grant. During 2013, our executive officers were each granted stock options based on the Committee’s evaluation of prior and anticipated individual contribution to the performance of the Company.

In February 2014, the Compensation Committee considered the equity compensation of our executive officers and key employees. The Compensation Committee approved option grants to Mr. Cheung, Ms. Yin, and Ms. Xie, and Mr. Zhao, among others, for 70,000 shares, 50,000 shares, 40,000 shares, and 100,000 shares, respectively. All of these option grants are subject to SciClone’s standard vesting schedule for time-based vesting.

The Board’s policy is that the grant date of stock options granted at a meeting of the Compensation Committee or the Board of Directors held between the end of any fiscal quarter and the public announcement of the financial results of such quarter be a pre-determined number of days after such public announcement of financial results. The Board’s grants of options in 2011, 2012 and 2013 complied with this policy.

At present, we do not have any equity or security ownership requirements for our executive officers.

Change in Control and Termination Benefits

We have, from time to time, entered into offer letters or employment agreements that contain certain benefits payable upon termination in certain situations. All such benefits extended to our executive officers are approved by the Compensation Committee in order to be competitive in our hiring and retention of executive officers, in comparison with other biotechnology companies of similar size with which we compete for talent. All such agreements with the Named Executive Officers are described in “Potential Payments upon Termination or Change-in-Control” elsewhere in this “Executive Compensation and Other Matters” section of this Proxy Statement.

We have entered into Change in Control Agreements with our Executive Officers with the goal of retaining such executive officers during the pendency of a proposed change of control transaction, and in order to align the interests of the executive officers with our stockholders in the event of a change in control. We believe that a proposed or actual change in control transaction can adversely impact the morale of officers and create uncertainty regarding their continued employment. Without the benefits under the Change in Control Agreements, executive officers may be tempted to leave our employment prior to the closing of the change in control, especially if they do not wish to remain with the entity after the transaction closes, and any such departures could jeopardize the consummation of the transaction or our interests if the transaction does not close and we remain independent. The Compensation Committee believes that these benefits therefore serve to enhance stockholder value in the transaction, and align the executive officers’ interests with those of our stockholders in change in control transactions. A description of the terms and conditions of such Change in Control Agreements is set forth in “Potential Payments upon Termination or Change-in-Control” elsewhere in this “Executive Compensation and Other Matters” section of this Proxy Statement.

Tax Considerations

In its deliberations regarding compensation for 2013, the Compensation Committee considered the impact of Section 162(m) of the Internal Revenue Code adopted under the Omnibus Budget Reconciliation Act of 1993, which disallows a deduction for any publicly-held corporation for individual compensation exceeding $1,000,000 in any taxable year for the Chief Executive Officer and four other most highly compensated executive officers, unless such compensation meets the requirements for the performance-based exception to the general rule. Income resulting from options granted under the 1995 Equity Incentive Plan and 2005 Equity Incentive Plan should qualify as an exception. The Compensation Committee does not believe that other components of our compensation will be likely to exceed $1,000,000 for any executive officer in the foreseeable future and therefore concluded that no further action with respect to qualifying this compensation for deductibility was necessary at this time. In the future, the Compensation Committee will continue to evaluate the advisability of qualifying its executive compensation for deductibility of such compensation. The Compensation Committee’s policy is to qualify its executive compensation for deductibility under applicable tax laws as practicable.

COMPENSATION COMMITTEE REPORT

The Compensation Committee of the Board of Directors has reviewed and discussed the Compensation Discussion and Analysis included in this Proxy Statement with management. Based on such review and discussions, the Compensation Committee recommended to the Board of Directors that the Compensation Discussion and Analysis be included in SciClone’s Annual Report on Form 10-K for the year ended December 31, 2013 and this proxy statement. The material in this report shall not be deemed to be “soliciting material” or “filed” with the SEC, will be deemed “furnished” in SciClone’s Annual Report on Form 10-K for the year ended December 31, 2013, and will not be deemed incorporated by reference into any filing under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, as a result of furnishing the disclosure in this manner.

Respectfully submitted by the Compensation Committee,

Richard J. Hawkins, Gregg A. Lapointe, and Simon Li

Summary Compensation Table

The following table sets forth information concerning the compensation earned during the fiscal years ended December 31, 2013, 2012 and 2011 by our Named Executive Officers:

2013 Summary Compensation Table

	Year		Salary ($)(1)		Bonus ($)		Stock Awards ($)(2)	Option Awards ($)(3)		Non-Equity Incentive Plan Compensation ($)(4)		Change in Pension Value and Nonqualified Deferred Compensation Earnings ($)	All Other Compensation ($)(5)	Total ($)
Friedhelm Blobel, Ph.D. President and Chief Executive Officer (Principal Executive Officer)	2013 2012 2011		550,000 500,000 475,900		— — —		317,100 1,155,750 163,367	495,680 677,340 421,785		244,596 323,150 560,000	(6) (7)	— — —	15,691 14,814 14,564	1,623,067 2,671,054 1,635,616

Wilson W. Cheung Chief Financial Officer and Senior Vice President, Finance (Principal Financial Officer)	2013		160,417		—		298,500	313,890		62,210		—	270	835,287

Gary S. Titus Former Senior Vice President, Finance and Chief Financial Officer	2013 2012 2011		165,876 386,476 364,600		200,000 15,793 —	(8) (9)	— — 217,825	— 508,005 562,380		— 147,247 200,000		— — —	339,354 12,492 12,242	705,230 1,070,013 1,357,047

Stephanie Wong	2013		151,110		105,810	(10)	—	123,920		—		—	170,497	551,337
Former Vice President, Finance and Controller	2012		245,200		15,793	(9)	77,850	169,335		111,500		—	8,986	628,664

Lan Xie	2013		254,355	(11)	25,045	(12)	—	37,176		71,407		—	2,654	390,637
Vice President Finance, China Chief Financial Officer	2012	(13)	100,783	(14)	17,650	(15)	—	184,249		36,567		—	806	340,055

Min Yin	2013		273,521	(16)	—		—	148,704		95,733		—	544	518,502
Vice President of Internal Audit and Former Vice President of Compliance	2012		246,511	(17)	23,440	(18)	—	28,792	(19)	87,435		—	—	386,178

Hong Zhao	2013		298,985	(20)	48,814	(21)	231,000	—	(22)	120,082	(23)	—	480	699,361
Chief Executive Officer, China Operations

(1)	Reflects annual base salary for 2013, 2012 and 2011, respectively, and includes amounts (if any) deferred at the Named Executive Officer’s option under our 401(k) plan.
(2)	Represents the aggregate grant-date fair value of the restricted stock units awarded to the Named Executive Officer for the applicable year, calculated in accordance with FASB ASC Topic 718, excluding the impact of estimated forfeitures. Assumptions used in the calculation of such grant-date fair values are set forth in Notes to our Consolidated Financial Statements for the year ended December 31, 2013, included in our Annual Report on form 10-K for such fiscal year.
(3)	Represents the aggregate grant-date fair value of the stock options awarded to the Named Executive Officer for the applicable year, calculated in accordance with FASB ASC Topic 718, excluding the impact of estimated forfeitures. Assumptions used in the calculation of such grant-date fair values are set forth in Notes to our Consolidated Financial Statements for the year ended December 31, 2013, included in our Annual Report on Form 10-K for such fiscal year. The aggregate grant-date fair value of the performance shares included for each applicable fiscal year is calculated in accordance with FASB ASC 718 based on the probable outcome of the attainment of one or more pre-established performance objectives (100% of the number of allotted performance shares), excluding the impact of estimated forfeitures.

(4)	Reflects incentive cash compensation paid to our executive officers under our executive incentive plan, earned for performance in the year indicated, although such non-equity incentive plan compensation is generally paid in the year following performance. Performance-based bonuses are generally paid under our executive incentive plan and reported as Non-Equity Incentive Plan Compensation. Except as otherwise noted, amounts reported as Bonus represent discretionary or stay bonuses awarded by the Compensation Committee in addition to the amount (if any) earned under our executive incentive plan. See “Compensation Discussion and Analysis-Overview.”
(5)	Reflects all other compensation paid in 2013, 2012 and 2011 respectively. “All other compensation” included the following during 2013:

•	Dr. Blobel: $11,500 for matching contributions under our 401(k) plan and $4,191 for life insurance premiums;

•	Mr. Cheung: $270 for life insurance premiums;

•

Mr. Titus: $199,050 in severance benefits, $66,988 in vacation payout upon termination, $11,500 for matching contributions under our 401(k) plan, $518 for life insurance premiums and $61,298 in consulting fees;

•

Ms. Wong: $105,190 in severance benefits, $43,127 in vacation payout upon termination, $8,750 for matching contributions under our 401(k) plan, $360 for life insurance premiums and $13,070 in consulting fees;

•	Ms. Xie: $1,934 for retirement plan contributions and $720 for life insurance premiums;

•	Ms. Yin: $544 for life insurance premiums; and

•	Mr. Zhao: $480 for life insurance premiums.

2012:

•	Dr. Blobel: $11,250 for matching contributions under our 401(k) plan and $3,564 for life insurance premiums;

•	Mr. Titus: $11,250 for matching contributions under our 401(k) plan and $1,242 for life insurance premiums;

•	Ms. Wong: $8,500 for matching contributions under our 401(k) plan and $486 for life insurance premiums; and

•	Ms. Xie: $806 for retirement plan contributions.

2011:

•	Dr. Blobel: $11,000 for matching contributions under our 401(k) plan and $3,564 for life insurance premiums; and

•	Mr. Titus: $11,000 for matching contributions under our 401(k) plan and $1,242 for life insurance premiums.

(6)	For 2012, Dr. Blobel’s non-equity incentive plan compensation included $123,150 of incentive cash compensation paid under our executive incentive plan earned for performance in the year indicated, although such non-equity incentive plan compensation is generally paid in the year following performance, and also included a special bonus of $200,000 for his additional responsibilities assumed during the fiscal year ended December 31, 2012 as determined by the Compensation Committee.
(7)	For 2011, Dr. Blobel’s non-equity incentive plan compensation included $260,000 of incentive cash compensation paid under our executive incentive plan earned for performance in the year indicated, although such non-equity incentive plan compensation is generally paid in the year following performance, and also included a long-term bonus of $300,000 for his service during the fiscal years ended December 31, 2009, 2010 and 2011 earned under his Long Term Incentive Plan.
(8)	For 2013, Mr. Titus’ bonus amount of $200,000 reflects stay bonuses.
(9)	For 2012, Mr. Titus and Ms. Wong’s bonus amounts of $15,793 reflect a discretionary bonus payment as approved by the Board of Directors.
(10)	For 2013, Ms. Wong’s bonus amount of $105,810 reflects $45,810 in discretionary bonuses and a $60,000 stay bonus.
(11)	For 2013, Ms. Xie’s salary amount of $254,355 includes $165,140 of net salary and $89,215 for rent and living expenses.
(12)	For 2013, Ms. Xie’s bonus amount of $25,045 reflects the portion of a sign-on bonus earned and paid in 2013 for joining SciClone.
(13)	Ms. Xie began employment with the Company on August 1, 2012 and her 2012 compensation includes amounts from August 1, 2012 through December 31, 2012.
(14)	For 2012, Ms. Xie’s salary amount of $100,783 includes $65,484 of net salary and $35,299 for rent and living expenses.
(15)	For 2012, Ms. Xie’s bonus amount of $17,650 reflects the portion of a sign-on bonus earned in 2012 and paid in 2013 for joining SciClone.
(16)	For 2013, Ms. Yin’s salary amount of $273,521 includes $186,047 of net salary and $87,474 for rent and living expenses.
(17)	For 2012, Ms. Yin’s salary amount of $246,511 includes $161,181 of net salary and $85,330 for rent and living expenses.
(18)	For 2012, Ms. Yin’s bonus amount of $23,440 reflects the portion of a sign-on bonus earned in 2012 for joining SciClone.

(19)	For 2012, Ms. Yin received two option awards subject to performance conditions. No compensation cost was recognized over the service period based upon the probable outcome of such conditions for one of the awards. The value of that award at the grant date was $28,792 assuming that the highest level of performance conditions would have been achieved.
(20)	For 2013, Mr. Zhao’s salary amount of $298,985 includes $225,764 of net salary and $73,221 for rent and living expenses.
(21)	For 2013, Mr. Zhao’s bonus amount of $48,814 represents a sign-on bonus paid to Mr. Zhao for joining SciClone on April 1, 2013. Although the amount was paid to Mr. Zhao in 2013, the amount was not considered fully earned until the first anniversary of his start date which occurred on April 1, 2014.
(22)	For 2013, Mr. Zhao received an option award subject to performance conditions. No compensation cost is currently estimated to be recognized over the service period based upon the probable outcome of such conditions. The value of the award at the grant date is $126,392 assuming that the highest level of performance conditions will be achieved.
(23)	For 2013, Mr. Zhao’s non-equity plan compensation included $95,675 of incentive cash compensation paid under our executive incentive plan earned for performance in the year indicated, although such non-equity incentive plan compensation is generally paid in the year following performance, and also included a special bonus of $24,407 for his additional responsibilities assumed during the fiscal year ended December 31, 2013 as determined by the Compensation Committee.

Grants of Plan-Based Awards

The following table sets forth certain information with respect to stock and option awards and other plan-based awards, including non-equity incentive awards, granted during the fiscal year ended December 31, 2013 to our Named Executive Officers.

Name	Estimated Future Payouts Under Non-Equity Incentive Plan Awards(1)				Estimated Future Payouts Under Equity Incentive Plan Awards(2)			All Other Stock Awards: Number of Stock or Units	All Other Option Awards: Number of Securities Underlying Options(#)	Exercise or Base Price of Option Awards ($)	Grant Date Fair Value of Stock and Option Awards ($)(3)
	Grant Date	Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)
Friedhelm Blobel, Ph.D.
Bonus Plan	3/14/2013	—	330,000	495,000
Stock Award (4)	4/4/2013							70,000			317,100
Option Award(5)	4/4/2013								200,000	4.53	495,680

Wilson W. Cheung
Bonus Plan(6)	7/16/13	—	64,167	96,250
Stock Award(7)	8/9/2013							50,000			298,500
Option Award(5)	8/9/2013								50,000	5.97	156,930
Option Award	8/9/2013					50,000				5.97	156,960

Stephanie Wong
Option Award(5)	4/4/2013	—	—	—					50,000	4.53	123,920

Lan Xie
Bonus Plan	3/14/2013	—	89,259	133,888
Option Award(5)	4/4/2013								15,000	4.53	37,176

Min Yin
Bonus Plan	3/14/2013	—	95,733	143,599
Option Award(5)	4/4/2013								60,000	4.53	148,704

Hong Zhao
Bonus Plan(8)	4/1/2013	—	120,082	180,123
Stock Award(9)	4/1/2013							50,000			231,000
Option Award	4/1/2013					50,000				4.62	126,392

(1)	We award bonuses pursuant to an annual executive incentive plan, which provides for the award of annual cash bonuses based upon achievement of objectives established by the Compensation Committee at the beginning of each fiscal year. See “Compensation Discussion and Analysis—Elements of Our Compensation Program and How Each Element is Chosen, Annual Cash Incentives.” The actual amount paid as of the date of this filing to each Named Executive Officer for the fiscal years ended December 31, 2011, 2012 and 2013 is set forth in the Summary Compensation Table under the heading “Non-Equity Incentive Plan Compensation.”

Under our executive incentive plan, cash bonuses are paid to executive officers based upon achievement of corporate and individual objectives. The performance of executive officers is measured against achievement of these objectives after the fiscal year ends. Achievement of target for each measure represents performance entitling the executive officer to payment of the full target bonus established as a percentage of such officer’s base salary for the fiscal year; performance that is evaluated as being less than or greater than target results in an increase or decrease, as applicable, in amount of bonus payable to such officer. For any bonus to be paid under the executive incentive plan, the Compensation Committee must determine that total achievement against goals is at least 60%, (ii) the Compensation Committee may make discretionary bonus awards of up to 25% of the executive’s target bonus for unanticipated outstanding achievement and (iii) the total pay-out under the plan may not exceed 150% of the target amount.

(2)	Represents options awards with performance-based vesting granted under our 2005 Equity Incentive Plans. The grants are performance based and will vest in full based on the achievement of the certain performance targets.

(3)	The dollar value of the options shown, represents the grant date fair value estimated using the Black-Scholes option pricing model to determine grant date fair value, in accordance with the provisions of FASB ASC Topic 718. For a discussion of valuation assumptions used in the FASB ASC Topic 718 calculations, see Note 1 of Notes to Consolidated Financial Statements, “The Company and Summary of Significant Accounting Policies—Stock-Based Compensation” and Note 14 “Stockholders’ Equity—Stock Award Plans and Stock-Based Compensation” included in Part II, Item 8 of our Annual Report on Form 10-K for the year ended December 31, 2013. The actual value, if any that an executive may realize on each option will depend on the excess of the stock price over the exercise price on the date the option is exercised and the shares underlying such option are sold.

There is no assurance that the actual value realized by an executive will be at or near the value estimated by the Black-Scholes model.

(4)	Represents a restricted stock unit award that will vest on March 14, 2015, or on such later date thereafter as the Company’s trading window opens if it is not open on March 14, 2015, contingent upon the executive’s continued employment.
(5)	Amounts shown represent options issued under our 2005 Equity Incentive Plan. Contingent upon the executive’s continued employment, one-quarter of the options vest twelve months following the grant date and the balance vest monthly over the following three years. The exercise price for the options equals the closing price of our common stock on the date of grant. Each option has a maximum term of ten years. The options granted to all of our Named Executive Officers will vest on an accelerated basis upon the executive’s termination of employment under certain prescribed circumstances. Additional information regarding the vesting acceleration provisions applicable to equity awards granted to our Named Executive Officers is included in this proxy statement under the heading “Potential Payments upon Termination or Change in Control.”
(6)	Represents Mr. Cheung’s target bonus for the period from July 16, 2013 through December 31, 2013.
(7)	Represents a restricted stock unit award that will vest 25% on each of July 16, 2014, July 16, 2015, July 16, 2016 and July 16, 2017, or on such later date thereafter as the Company’s trading window opens if it is not open on such dates, contingent upon the executive’s continued employment.
(8)	Represents Mr. Zhao’s target bonus for the period from April 1, 2013 through December 31, 2013.
(9)	Represents a restricted stock unit award issued under our 2005 Equity Incentive Plan that will vest 25% on each of April 1, 2014, April 1, 2015, April 1, 2016 and April 1, 2017, or on such later date thereafter as the Company’s trading window opens if it is not open on such dates, contingent upon the executive’s continued employment.

Outstanding Equity Awards at Fiscal Year-End

The following table sets forth certain information with respect to the value of all unexercised options previously awarded to our Named Executive Officers as of December 31, 2013:

Outstanding Equity Awards at December 31, 2013

	Option Awards				Stock Awards
Name	Number of Securities Underlying Unexercised Options (#)		Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested	Market Value of Shares or Units of Stock that Have Not Vested ($)(2)
	Exercisable	Unexercisable(1)
Friedhelm Blobel, Ph.D.(3)	900,000	—	2.49	6/2/2016
	250,000	—	1.81	3/18/2018
	200,000	—	1.08	3/6/2019
	281,250	18,750	3.55	3/5/2020
	100,000	50,000	5.13	5/12/2021
	87,500	112,500	6.22	3/15/2022
	—	200,000	4.53	4/4/2023
	—	—	—	—	259,034	1,305,531

Wilson W. Cheung(4)	—	100,000	5.97	8/9/2023	50,000	252,000

Gary S. Titus(4)	23,017	—	0.95	12/16/2018
	79,167	—	3.55	3/5/2020
	104,167	—	5.13	5/12/2021
	43,750	—	6.22	3/15/2022

Stephanie Wong	47,917	—	5.02	9/10/2019
	16,667	—	6.22	3/15/2022

Lan Xie	20,635	43,333	5.19	8/1/2022
	—	15,000	4.53	4/4/2023

Min Yin(4)	2,604	11,458	4.21	10/31/2021
	—	12,500	4.23	1/13/2022
	—	60,000	4.53	4/4/2023

Hong Zhao(4)	—	50,000	4.62	4/1/2023
					50,000	252,000

(1)	Except as otherwise noted, each option vests at the rate of 1/4 of the underlying shares on the first anniversary of the date of grant and 1/48 of the shares each month thereafter. Vesting may accelerate under certain circumstances for certain options, as described in “Potential Payments upon Termination or Change-in-Control” elsewhere in this “Executive Compensation and Other Matters” section of this proxy statement.
(2)	Assumes a price per share of our common stock equal to $5.04, the closing market price on December 31, 2013.
(3)	Dr. Blobel was granted options subject to our standard vesting in addition to awards with time based vesting which varies from our standard vesting as described in “Elements of Our Compensation Program and How Each Element is Chosen—Long-Term Incentive for the CEO” elsewhere in this “Executive Compensation and Other Matters” section of this proxy statement.
(4)	Mr. Cheung, Mr. Titus, Ms. Yin and Mr. Zhao were granted options subject to our standard vesting in addition to awards with performance-based vesting as described in “Elements of Our Compensation Program and How Each Element is Chosen—Long-Term Equity Incentives” elsewhere in this “Executive Compensation and Other Matters” section of this proxy statement.

Option Exercises and Stock Vested During Last Fiscal Year

The following is a summary of options exercised and stock vested during the fiscal year ended December 31, 2013 for each Named Executive Officer.

Option Exercises and Stock Vested

Name	Option awards		Stock awards
	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)
Friedhelm Blobel, Ph.D.(1)	—	—	7,018	41,897
Gary S. Titus(2)	20,376	102,718	9,357	55,861
Stephanie Wong(3)	19,688	20,782	15,000	89,550
Lan Xie(4)	1,032	320	—	—
Min Yin(5)	23,438	29,985	—	—

No other options were exercised by our Named Executive Officers and no other shares of restricted stock granted to our Named Executive Officers vested during 2013 other than those noted in the table above.

(1)	Dr. Blobel paid consideration of $15,745 to the Company representing tax withholdings related to the vested stock awards.
(2)	Mr. Titus paid consideration of $19,357 to the Company representing the exercise price related to the exercises. Mr. Titus paid consideration of $20,993 to the Company representing tax withholdings related to the vested stock awards.
(3)	Ms. Wong paid consideration of $82,099 to the Company representing the exercise price related to the exercises. Ms. Wong paid consideration of $33,653 to the Company representing tax withholdings related to the vested stock awards.
(4)	Ms. Xie paid consideration of $5,356 to the Company representing the exercise price related to the exercises.
(5)	Ms. Yin paid consideration of $98,924 to the Company representing the exercise price related to the exercises.

Pension Benefits and Nonqualified Deferred Compensation Plans

We do not have any plans with any of the Named Executive Officers that provide for payments or other benefits at, following, or in connection with retirement. We do not have any defined contribution or other plan with any of the Named Executive Officers that provides for the deferral of compensation on a basis that is not tax qualified.

Potential Payments upon Termination or Change-in-Control

We have entered into the following agreements that will require us to provide compensation to the respective Named Executive Officers in the event of a termination of employment or a change in control of SciClone:

Friedhelm Blobel, Ph.D.

In June 2006, we entered into with Dr. Blobel a Consulting Services Agreement, an Employment Agreement and a Change in Control Agreement (together, the “Blobel Agreements”). Dr. Blobel’s Change of Control Agreement and Employment Agreement were subsequently amended in April 2009. The Blobel Agreements were also subsequently amended in 2010. The Blobel Agreements provide in the event of a termination of his employment without “Cause”, as defined in the Change in Control Agreement, Dr. Blobel is entitled, as severance, to base salary for a period of 12 months following the date of termination, and a pro-rata portion through the date of such termination of the average of Dr. Blobel’s annual performance bonus paid for the two most recent fiscal years for which bonuses have been paid prior to the termination, payable on our ordinary payroll dates and subject to compliance with Section 409A of the Tax Code, less applicable withholding, and certain health care benefits. In the event Dr. Blobel is subject to a “Constructive Termination” or termination without “Cause,” within one year following a “Change in Control” of SciClone (a “Change of Control Acceleration Event”), he will be entitled to (i) severance pay equal to one hundred fifty percent (150%) of his annual base salary as in effect at the time of such termination, (ii) a separation bonus equal to the average of Dr. Blobel’s annual performance bonus paid for the two most recent fiscal years for which bonuses have been paid prior to the termination date, (iii) the immediate 100% vesting of any of his unvested options to purchase SciClone’s common stock or other equity awards so long as such equity award is subject to time-based vesting based upon Dr. Blobel’s continued service with SciClone and does not contain performance-based vesting whereby vesting is contingent upon the achievement of certain individual or corporate-based performance metrics, and (iv) the extension of the exercise period for any unexercised portion of all nonstatutory stock options held by him at the date of such termination to be 12 months after the date of such termination. If Dr. Blobel voluntarily resigns or is terminated for Cause, he will not be entitled to any severance payment or acceleration of vesting of his unvested options.

Wilson W. Cheung

We entered into an Executive Severance Agreement with Mr. Cheung, effective July 16, 2013, which provides that if Mr. Cheung’s employment is terminated without cause, as defined therein, and subject to Mr. Cheung’s execution of a general release of claims, Mr. Cheung is entitled to a severance payment equal to 12 months of his then current base salary, a payment of 50% of the average annual performance bonus paid to Mr. Cheung over the prior two fiscal years and continuation of certain health care benefits until the earlier of 12 months after the date of termination, or Mr. Cheung’s employment by another company. We also entered into a Change of Control Agreement with Mr. Cheung, also effective July 16, 2013, which provides that if Mr. Cheung is involuntarily terminated within one year following a change of control of SciClone, he will be entitled to severance benefits substantially similar to the benefits he would receive in a termination without cause. Mr. Cheung will also receive the immediate vesting of any then-unvested options and the extension of the exercise period for any unexercised portion of all stock held by him as of the date of such termination to be 12 months after the date of such termination.

Min Yin

We entered into an Executive Severance Agreement with Min Yin, effective June 11, 2012, which provides that if Ms. Yin’s employment is terminated without cause, as defined therein, and subject to Ms. Yin’s execution of a general release of claims, Ms. Yin is entitled to a severance payment equal to 12 months of her then current base salary, a payment of 50% of the average annual performance bonus paid to Ms. Yin over the prior two fiscal years and continuation of certain health care benefits until the earlier of 12 months after the date of termination, or Ms. Yin’s employment by another company. We also entered into a Change of Control Agreement with Ms. Yin, also effective June 11, 2012, which provides that if Ms. Yin is involuntarily terminated within one year following a change of control of SciClone, she will be entitled to severance benefits substantially similar to the benefits she would receive in a termination without cause. Ms. Yin will also receive the immediate vesting of any then-unvested options and the extension of the exercise period for any unexercised portion of all stock held by her as of the date of such termination to be 12 months after the date of such termination.

Lan Xie

We entered into an Executive Severance Agreement with Lan Xie, effective August 3, 2012, which provides that if Ms. Xie’s employment is terminated without cause and subject to Ms. Xie’s execution of a general release of claims, Ms. Xie is entitled to a severance payment equal to 12 months of her then current base salary, a payment of 50% of the average annual performance bonus paid to Ms. Xie over the prior two fiscal years and continuation of certain health care benefits until the earlier of 12 months after the date of termination, or Ms. Xie’s employment by another company. We also entered into a Change of Control Agreement with Ms. Xie, also effective August 3, 2012, which provides that if Ms. Xie is involuntarily terminated within one year following a change of control of SciClone, she will be entitled to severance benefits substantially similar to the benefits she would receive in a termination without cause. Ms. Xie would also receive the immediate vesting of any then-unvested options and the extension of the exercise period for any unexercised portion of all stock held by her as of the date of such termination to be 12 months after the date of such termination.

Hong Zhao

We entered into an Executive Severance Agreement with Hong Zhao, effective April 1, 2013, which provides that if Mr. Zhao’s employment is terminated without cause and subject to Mr. Zhao’s execution of a general release of claims, Mr. Zhao is entitled to a severance payment equal to 12 months of his then current base salary, a payment of 50% of the average annual performance bonus paid to Mr. Zhao over the prior two fiscal years and continuation of certain health care benefits until the earlier of 12 months after the date of termination, or Mr. Zhao’s employment by another company. We also entered into a Change of Control Agreement with Mr. Zhao, also effective April 1, 2013, which provides that if Mr. Zhao is involuntarily terminated within one year following a change of control of SciClone, he will be entitled to severance benefits in an amount based on a termination date that occurs within the severance pay schedule as follows: two years and three month’s severance pay if the termination date is between January 1, 2014 through March 31, 2014 and two years severance pay if the termination date is on April 1, 2014 or anytime thereafter. Mr. Zhao will also be entitled to a payment of 50% of the average annual performance bonus paid to Mr. Zhao over the prior two fiscal years and continuation of certain health care benefits until the earlier of 12 months after the date of termination, or Mr. Zhao’s employment by another company. Mr. Zhao would also receive the immediate vesting of any then-unvested options and the extension of the exercise period for any unexercised portion of all stock held by him as of the date of such termination to be 12 months after the date of such termination.

Certain Definitions Used in Change of Control Agreements

For the Change in Control Agreements for Dr. Blobel, Mr. Cheung, Ms. Xie, Ms. Yin, and Mr. Zhao:

(1) “Change in Control” is defined as any of the following:

•

a merger or other transaction in which we or substantially all of our assets are sold or merged and as a result of such transaction, the holders of our common stock prior to such transaction do not own or control a majority of the outstanding shares of the successor corporation;

•	the election of nominees constituting a majority of the Board which nominees were not approved by a majority of the Board prior to such election; or

•	the acquisition by a third party of twenty percent (20%) or more of our outstanding shares which acquisition was without the approval of a majority of the Board in office prior to such acquisition.

(2) “Cause” is defined as any of the following:

•	theft, dishonesty, misconduct or falsification of any records;

•	misappropriation or improper disclosure of confidential or proprietary information;

•	any intentional action by Employee which has a material detrimental effect on the reputation or business of the Company Group;

•	failure or inability to perform any reasonable assigned duties after written notice and a reasonable opportunity to cure, such failure or inability;

•	any material breach of any employment agreement, which breach is not cured pursuant to the terms of such agreement; or

•	the conviction of any criminal act which impairs their ability to perform their duties.

(3) “Constructive Termination” is defined as any of the following:

•

the assignment of any title or duties, or any limitation of responsibilities, that are substantially inconsistent with either of their title(s), duties, or responsibilities immediately prior to the date of the Change in Control (including, but not limited to, failure to report to the Chief Executive Officer and/or failure to be a member of the executive staff);

•

without their express written consent, the relocation of the principal place of employment, following the Change in Control, to a location that is more than fifty (50) miles from their principal place of employment immediately prior to the date of the Change in Control, or the imposition of travel requirements substantially more demanding than such travel requirements existing immediately prior to the date of the Change in Control;

•

any failure, following the Change in Control, to pay, or any material reduction of, (1) their base salary in effect immediately prior to the date of the Change in Control, or (2) bonus compensation, if any, in effect immediately prior to the date of the Change in Control, unless base salary and/or bonus reductions comparable in amount and duration are concurrently made for a majority of our other employees who have substantially similar titles and responsibilities; and

•

any failure, following the Change in Control, to (1) continue to provide the opportunity to participate in any benefit or compensation plans and programs, including, but not limited to, our Group life, disability, health, dental, medical, savings, profit sharing, stock purchase and retirement plans, if any, in which they were participating immediately prior to the date of the Change in Control, or in substantially similar plans or programs, or (2) provide them with all other fringe benefits (or substantially similar benefits), including, but not limited to, relocation benefits which they were receiving immediately prior to the date of the Change in Control.

Using each Named Executive Officer’s current base salary, the maximum total payments to each Named Executive Officer under the termination circumstances described above, as of December 31, 2013 would be as set forth in the following tables.

Employment Agreements and Other Potential Payments upon Termination or Change in Control

Name	Involuntary Termination Other Than for Cause(1)		Termination Following Change in Control(2)
Friedhelm Blobel, Ph.D.
Salary(3)	$833,873	(4)	$1,108,873	(5)
Stock award vesting acceleration(6)(7)	—		1,435,469
Post-termination consulting fees	—		26,000	(8)
Health and welfare benefits(9)	19,005		19,005

Total	$852,878		$2,589,347
Wilson W. Cheung
Salary(3)(10)	$365,553		$365,553
Stock award vesting acceleration(6)(11)	—		252,000
Post-termination consulting fee(12)	26,000		26,000
Health and welfare benefits(13)	18,538		18,538

Total	$410,091		$662,091
Lan Xie
Salary(3)(10)	$281,348		$281,348
Stock award vesting acceleration(6)(11)	—		7,650
Post-termination consulting fee(12)	26,000		26,000
Health and welfare benefits(13)	26,613		26,613

Total	$333,961		$341,611
Min Yin
Salary(3)(10)	$319,313		$319,313
Stock award vesting acceleration(6)(11)	—		50,235
Post-termination consulting fees(12)	26,000		26,000
Health and welfare benefits(13)	7,513		7,513

Total	$352,826		$403,061
Hong Zhao
Salary(3)	$422,565	(10)	$920,873	(14)
Stock award vesting acceleration(6)(11)	—		273,000
Post-termination consulting fees(12)	26,000		26,000
Health and welfare benefits(13)	25,556		25,556

Total	$474,121		$1,245,429

(1)	Assumes termination without cause as of December 31, 2013 (the last business day of the last fiscal year), not within one year after a change in control. For purposes of Dr. Blobel, “cause” includes constructive termination. As a condition to receiving any benefits referenced under this column, the applicable Named Executive Officer is required to execute a general release of known and unknown claims in a form satisfactory to us.
(2)	Assumes termination without cause as of December 31, 2013, within one year after a change in control. For purposes of the foregoing sentence, “cause” includes constructive termination. As a condition to receiving any benefits referenced under this column, the applicable Named Executive Officer is required to execute a general release of known and unknown claims and a resignation from all of the Named Executive Officer’s positions with us, including from the Board of Directors and any committees thereof on which the Named Executive Officer serves, if any, in a form satisfactory to us.

(3)	The amounts listed do not include the payment of accrued salary and vacation that would be due upon termination of employment, and are not adjusted for any applicable tax withholding.
(4)	Assumes severance equal to one year of Dr. Blobel’s base salary ($550,000 per year as of December 31, 2013). In addition, Dr. Blobel will be entitled to receive a pro-rata portion through the date of such termination without cause of the average of Dr. Blobel’s annual performance bonus paid for the two most recent fiscal years for which bonuses have been paid prior to the termination date.
(5)	Under his Change of Control Agreement, Dr. Blobel will be entitled to receive severance pay in an amount equal to 150% of his annual base salary as in effect at the time of such termination. In addition, Dr. Blobel will be entitled to receive a separation bonus equal to the average of Dr. Blobel’s annual performance bonus paid for the two most recent fiscal years for which bonuses have been paid prior to the termination date.
(6)	Assumes a price per share of our common stock equal to $5.04, the closing market price on December 31, 2013. In the case of stock options, represents the aggregate spread (i.e. the difference between the exercise price and the closing price of our common stock on December 31, 2013) with respect to all options that would be accelerated (or were actually accelerated, if applicable); in the case of shares of common stock, represents the aggregate value of all shares that would be accelerated (or were actually accelerated, if applicable).
(7)	Assumes acceleration of vesting of all unvested options and stock awards by Dr. Blobel as of December 31, 2013 which are subject to time-based vesting based upon Dr. Blobel’s length of continued service with the Company. In addition, in the event of a termination without cause within one year after a change in control, the exercise period for any unexercised nonstatutory stock options then-held by Dr. Blobel would be extended to be 12 months after the date of such termination.
(8)	Under his Change of Control Agreement, Dr. Blobel would be retained by us as an independent contractor to provide consulting services at our request for up to five (5) hours per week for three (3) months after December 31, 2013, pursuant to which we will pay to executive officer a consulting fee of $400.00 per hour, up to a maximum of $2,500.00 per day, plus reasonable out-of-pocket expenses (for example, travel and lodging). Assumes the maximum amount payable under this arrangement (five hours per week for three months), but no out-of-pocket expenses.
(9)	Under his Employment Agreement and his Change of Control Agreement, if Dr. Blobel is covered under our group health plan as of the date of termination without cause (whether or not within one year after a change of control) and he timely elects to continue his group health benefits pursuant to federal law (COBRA), we will pay the COBRA premiums until the earlier of (A) the one year anniversary of Dr. Blobel’s termination without cause, or (B) the date on which Dr. Blobel commences new employment. If we are paying for health coverage of Dr. Blobel under another plan, we will continue to make payments (not to exceed the amount paid in the prior calendar year) for such coverage for the period specified in the prior sentence. Assumes our payment of all premiums necessary to cover Dr. Blobel from January 1, 2014 to December 31, 2014, assuming that Dr. Blobel was covered under the same plan as of December 31, 2014, and that if he were terminated without cause as of such date, he timely elected to continue such benefits until December 31, 2014, calculated assuming that such premiums remain at the amounts in effect as of January 1, 2014.
(10)	Assumes severance equal to 12 months of such employee’s base salary and a separation bonus equal to the gross amount of fifty percent of the average of such employee’s annual performance bonus paid for the two most recent fiscal years for which bonuses have been paid prior to the termination date.
(11)	Assumes acceleration of vesting of all options and stock awards held by the executive officer as of December 31, 2013 but unvested as of such date, as described in the executive officer’s Change in Control Agreement.
(12)	Under such named employee’s Change of Control Agreement and Severance Agreement, the executive officer would be retained by SciClone as an independent contractor to provide consulting services to us at our request for up to eight (8) hours per week for six (6) months after December 31, 2013, pursuant to which we will pay to executive officer a consulting fee of $1,000 per day, plus reasonable out-of-pocket expenses (for example, travel and lodging). Assumes the maximum amount payable under this arrangement (one eight-hour day per week for twenty-four months), but no out-of-pocket expenses.
(13)

Under such named employee’s Executive Severance Agreement and Change of Control Agreement, we will reimburse the Employee for health insurance premiums paid by the Employee for health insurance coverage. Such health insurance coverage or reimbursement payments shall continue until the earlier of (1) twelve (12) months after the date of the Employee’s Involuntary Termination or (2) the date on which the Employee commences New Employment. Assumes our payment of all premiums necessary to cover the executive officer from January 1, 2014 until December 31, 2014 upon a termination without cause as of December 31, 2013, calculated assuming that such premiums remain at the amounts in effect as of January 1, 2014.
(14)	Under such named employee’s Change of Control Agreement, the employee shall be entitled to receive severance pay in an amount of $896,955 based on his annual base equal to two years and three month’s severance pay if the termination date was between January 1, 2014 and March 31, 2014. If named employee terminates on or after April 1, 2014, the employee shall be entitled to receive severance pay in the amount based on his annual base equal to two years severance pay that would have been approximately $797,294 as of December 31, 2013. In addition, assumes a separation bonus equal to the gross amount of fifty percent of the average of such employee’s annual performance bonus paid for the two most recent fiscal years for which bonuses have been paid prior to the termination date.

Transactions with Related Persons

During fiscal year 2013, there were no transactions in excess of $120,000 between SciClone and a related person in which the related person had a direct or indirect material interest, except as follows.

Stay Bonus Agreement with Mr. Titus

Mr. Titus, the Company’s former Chief Financial Officer, resigned from his position with the Company on May 31, 2013. On February 8, 2013, we entered into a Stay Bonus Agreement with Mr. Titus that provided that if Mr. Titus remained with the Company through the date that the Company filed its Form 10-K for fiscal year ending December 31, 2012, he would receive a payment of $100,000 and if he was still with SciClone on May 31, 2013, he would receive an additional payment of $100,000. In addition, SciClone also agreed that, provided Mr. Titus remained employed through May 31, 2013, SciClone would, for up to six months continue to pay Mr. Titus an amount equal to his monthly compensation until he has a position with another employer. In addition, if Mr. Titus remained employed through May 31, 2013, he would have up to 12 months thereafter to exercise his then vested options to acquire SciClone Common Stock. Mr. Titus stayed with the Company until May 31, 2013 and was paid a total of $200,000 for remaining with the Company through the date that the Company filed its Form 10-K and for remaining employed with the Company through May 31, 2013. He also received $199,050 equal to his monthly compensation for six months following his departure. He also received health benefits for up to 6 months after his termination date and has 12 months after his termination date to exercise his options that were vested as of May 31, 2013.

Stay Bonus Agreement with Ms. Wong

Ms. Wong resigned from her position with the Company on August 2, 2013. On March 4, 2013, we entered into a Stay Bonus Agreement with Ms. Wong that provided that if Ms. Wong remained with the Company through the date that the Company filed its Form 10-K for fiscal year ending December 31, 2012, she would receive a payment of $30,000 and if she was still with SciClone on August 1, 2013, she would receive an additional payment of $60,000. In addition, SciClone also agreed that, provided Ms. Wong remained employed through August 1, 2013 and prior to December 31, 2013, terminated her employment, SciClone would, for up to six months continue to pay Ms. Wong an amount equal to her monthly compensation until she had a position with another employer. In addition, if Ms. Wong remained employed through August 1, 2013 but terminated prior to December 31, 2013, she would have up to 12 months thereafter to exercise her then vested options to acquire SciClone Common Stock. During 2013, Ms. Wong stayed with the Company until August 2, 2013 and was paid a total of $90,000 for remaining with the Company through the date that the Company filed its Form 10-K and for remaining employed with the Company through August 1, 2013. She also received $105,190 in 2013 equal to the 2013 portion of her monthly compensation for six months following her departure. She also received health benefits for up to 6 months after her termination date and has 12 months after her termination date to exercise her options that were vested as of August 2, 2013.

Other Transactions and Policy

Other than the stay bonus agreements with Mr. Titus and Ms. Wong and agreements described elsewhere under this “Executive Compensation and Other Matters” section of this proxy statement on Schedule 14A, since January 2013, there has not been, nor is there currently proposed, any transaction or series of similar transactions to which SciClone was or is to be a participant in which the amount involved exceeds $120,000, and in which any director, executive officer or holder of more than 5% of any class of voting securities of SciClone and members of such person’s immediate family had or will have a direct or indirect material interest.

Under the charter of the Audit Committee of our Board of Directors, the Audit Committee has the responsibility and duty to review and approve all related-party transactions, other than those previously reviewed and approved by (i) an independent committee of the Board of Directors, or (ii) an independent majority of the Board, after reviewing each such transaction for potential conflicts of interest and other improprieties. Pursuant to our Corporate Code of Conduct and Reporting (Whistle Blowing) of Perceived or Alleged Violations (our “Code of Conduct”), our executive officers and directors, including their immediate family members, are required to report any actual or potential conflict of interests to a supervisor, who in turn is required to refer all such reports to the Chief Executive Officer, the Chief Financial Officer or the Chair of the Audit Committee. Our Code of Conduct provides a non-exhaustive list of examples of actual or potential conflicts with respect to the persons subject to the Code of Conduct, including without limitation:

Receipt of improper personal benefits as a result of the person’s (or family member’s) position in SciClone;

•	Use of our property for the person’s (or family member’s) personal benefit except pursuant to an express agreement or understanding with us;

•

Having a financial interest in a customer, supplier, or competitor which is significant enough to cause divided loyalty with us or the appearance of divided loyalty (the significance of a financial interest depends on many factors, such as size of investment in relation to the person’s (or family member’s) income, net worth and/or financial needs, the person’s (or family member’s) potential to influence decisions that could impact interests, and the nature of the business or level of competition between us and the supplier, customer or competitor);

•

The person’s (or family member’s) acquisition of an interest in property (such as real estate, patent or other intellectual property rights or securities) in which the person (or family member) has reason to know we have, or might have, a legitimate interest;

•	Receiving a loan or a guarantee of a loan from a customer, supplier or competitor (other than a loan from a financial institution made in the ordinary course of business and on an arm’s-length basis);

•	Divulging or using our confidential information—such as financial data, customer information, or computer programs—for the person’s (or family member’s) own personal or business purposes;

•

Making gifts or payments, or providing special favors, to customers, suppliers or competitors (or their immediate family members) with a value significant enough to cause the customer, supplier or competitor to make a purchase, or take or forego other action, which is beneficial to us and which the customer, supplier or competitor would not otherwise have taken; or

•	Being given the right to buy stock in other companies or receiving cash or other payments in return for promoting the services of an advisor, such as an investment banker, to us.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Securities Exchange Act of 1934 requires our executive officers, directors and persons who beneficially own more than 10% of our Common Stock to file initial reports of ownership and reports of changes in ownership with the SEC. These persons are required by SEC regulations to furnish us with copies of all Section 16(a) forms that they file.

Based solely on our review of the forms furnished to it and written representations from certain reporting persons, we believe that all filing requirements applicable to its executive officers, directors and persons who beneficially own more than 10% of our common stock were complied with during 2013, other than two late reports by Mr. Zhao in each case reporting two transactions.

EQUITY COMPENSATION PLAN INFORMATION

As of December 31, 2013, we maintained four compensation plans that provide for the issuance of common stock to officers and other employees, directors and consultants. These consist of the 1995 Equity Incentive Plan, the SciClone Pharmaceuticals, Inc. Employee Stock Purchase Plan, the 2004 Outside Directors Stock Option Plan and the 2005 Equity Incentive Plan. All of these plans have been approved by our stockholders. We do not currently maintain any compensation plans that have not been approved by the stockholders. The following table sets forth information regarding outstanding options and shares reserved for future issuance under the foregoing plans as of December 31, 2013.

Plan Category	Number of shares to be issued upon exercise of outstanding options, vest of restricted stock units, warrants and rights (a)	Weighted-average exercise price of outstanding options, restricted stock units, warrants and rights ($) (b)	Number of shares remaining available for future issuance under equity compensation plans (excluding shares reflected in column (a)) (c)
Equity compensation plans approved by stockholders:
1995 Equity Incentive Plan	45,000	5.26	—
SciClone Pharmaceuticals, Inc. Employee Stock Purchase Plan	—	—	484,213	(1)
2004 Outside Directors Stock Option Plan	1,060,834	4.10	48,332
2005 Equity Incentive Plan	5,357,345	4.13	3,341,634

Total	6,463,179	4.14	3,874,179

(1)	The SciClone Pharmaceuticals, Inc. Employee Stock Purchase Plan is a voluntary plan open to employees. This plan allows employees to elect payroll deductions which are used to purchase common stock directly from us.

COMPENSATION RISK ASSESSMENT

During early 2013, we conducted a risk assessment of our compensation policies and practices in response to current public and regulatory concern about the link between incentive compensation and excessive risk taking by corporations. Additionally, the Compensation Committee conducted an additional risk assessment regarding our compensation policies and practices taking into account the findings of our Special Committee of the Board. Included in the analysis were such factors as the behaviors being induced by our fixed and variable pay components, the balance of short-term and long-term performance goals in our incentive compensation system, the established limits on permissible incentive award levels, the oversight of our Compensation Committee and Board in the operation of our incentive plans and in strategic direction, the high level of Board involvement in approving material investments and capital expenditures, and our internal controls. Management presented the results of this assessment to the Compensation Committee for its review as part of its obligation to oversee our compensation risk assessment process and management provided an update to this assessment to the Compensation Committee during the first quarter of 2014.

REPORT OF THE AUDIT COMMITTEE

The Audit Committee oversees our financial reporting process on behalf of the Board of Directors. The Audit Committee consists of four directors each of whom, in the judgment of the Board, is an “independent director” as defined in the listing standards for The NASDAQ Stock Market. The Audit Committee held 24 meetings during 2013. The Audit Committee acts pursuant to a written charter that has been adopted by the Board of Directors. This charter is available in the Investor Relations section of our website at www.sciclone.com. The Audit Committee reviews and reassesses at least annually the adequacy of the Charter.

Our management is responsible for establishing and maintaining adequate internal control over financial reporting, for preparing our financial statements and for the public reporting process. Our independent registered public accounting firm for the fiscal year ended December 31, 2013, PricewaterhouseCoopers Zhong Tian LLP, was responsible for expressing opinions on the conformity of our audited financial statements with United States generally accepted accounting principles as of and for the period ended December 31, 2013. In addition, PricewaterhouseCoopers Zhong Tian LLP expressed its own opinion on the effectiveness of our internal control over financial reporting as of December 31, 2013.

In this context, the Audit Committee has reviewed and discussed our audited financial statements with management. For the year ended December 31, 2013, the Audit Committee has discussed with the Company’s current principal auditor, PricewaterhouseCoopers Zhong Tian LLP (and the prior principal auditor, PricewaterhouseCoopers LLP, as described in the section entitled “Ratification of Appointment of Independent Registered Public Accounting Firm”) the matters required to be discussed under the rules adopted by the Public Company Accounting Oversight Board (the “PCAOB”). The Audit Committee has met with PricewaterhouseCoopers Zhong Tian LLP (and prior to January 17, 2014, PricewaterhouseCoopers LLP), with and without management present, to discuss the overall scope of the external audit, the results of examinations, the external auditor’s evaluations of our internal controls, and the overall quality of the Company’s financial reporting. The Audit Committee meets with the outside auditors each quarter, and typically meets with them independently each quarter. The Audit Committee has also received from PricewaterhouseCoopers Zhong Tian LLP with respect to the audit for the fiscal year ended December 31, 2013, the written disclosures and the letter from the independent registered public accounting firm required by applicable requirements of the PCAOB regarding the independent registered public accounting firm’s communications with the Audit Committee concerning independence and has discussed with the independent registered public accounting firm its independence. In evaluating the auditors’ independence, the Audit Committee concluded that the provision of non-audit related services provided by, and covered by fees paid to, PricewaterhouseCoopers Zhong Tian LLP by SciClone was compatible with maintaining their independence.

The Audit Committee requires that all audit and permissible non-audit services be submitted to it for review and approval in advance.

Based on the review and discussions referred to above, the Audit Committee recommended to the Board of Directors that the audited financial statements be included in SciClone’s Annual Report on Form 10-K for the year ended December 31, 2013.

Respectfully submitted by the Audit Committee,

Jon S. Saxe, Richard J. Hawkins, Gregg Lapointe, and Simon Li

YEAR 2015 STOCKHOLDER PROPOSALS

We welcome comments or suggestions from our stockholders. Under our Bylaws, in order for business to be properly brought before an annual meeting by a stockholder, such stockholder must have given timely notice thereof in writing to SciClone’s Secretary. To be timely, a stockholder proposal to be presented at an annual meeting shall be received at our principal executive offices not less than 120 calendar days in advance of the date that our proxy statement was released to stockholders in connection with the previous year’s annual meeting of stockholders, except that if no annual meeting was held in the previous year or the date of the annual meeting has been advanced by more than 30 calendar days from the date contemplated at the time of the previous year’s proxy statement, then notice must be received not later than the close of business on the tenth day following the day on which the date of the annual meeting is publicly announced.

Proposals of stockholders intended to be presented at our 2015 Annual Meeting of Stockholders must be received by Corporate Secretary, SciClone Pharmaceuticals, Inc., 950 Tower Lane, Suite 900, Foster City, California 94404, no later than December 31, 2014, and must satisfy the conditions established by the SEC for stockholder proposals to be included in our proxy statement for the meeting.

OTHER MATTERS

At the date of this Proxy Statement, the Board of Directors knows of no other business that will be presented at the Annual Meeting other than as described in this Proxy Statement. If any other matter or matters are properly brought before the Annual Meeting, or any adjournment or postponement of the Annual Meeting, it is the intention of the persons named in the accompanying form of proxy to vote the proxy on such matters in accordance with their best judgment.

It is important that the proxies be voted promptly and that your shares be represented. Please vote your shares at your earliest convenience by phone, via the internet or by completing, signing, dating and returning the enclosed proxy card in the enclosed postage-paid envelope.

By order of the Board of Directors,

Friedhelm Blobel, Ph.D.
President and Chief Executive Officer

Foster City, California

April 30, 2014

SCICLONE

PHARMACEUTICALS

IMPORTANT ANNUAL MEETING INFORMATION

Electronic Voting Instructions

Available 24 hours a day, 7 days a week!

Instead of mailing your proxy, you may choose one of the voting methods outlined below to vote your proxy.

VALIDATION DETAILS ARE LOCATED BELOW IN THE TITLE BAR.

Proxies submitted by the Internet or telephone must be received by 11:59 PM, Eastern Time, on June 11, 2014.

Vote by Internet

Š Go to www.investorvote.com/SCLN

Š Or scan the QR code with your smartphone

Š Follow the steps outlined on the secure website

Vote by telephone

Š Call toll free 1-800-652-VOTE (8683) within the USA, US territories & Canada on a touch tone telephone

Š Follow the instructions provided by the recorded message

Using a black ink pen, mark your votes with an as shown in this example. Please do not write outside the designated areas.

Annual Meeting Proxy Card

IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE.

A Proposals — A Vote FOR the following proposals is recommended by the Board of Directors:

1. To elect the following six (6) directors of SciClone:

01- Jon S. Saxe 02 - Friedhelm Blobel, Ph.D. 03 - Richard J. Hawkins

04 - Gregg A. Lapointe 05 - Simon Li 06 - Nancy T. Chang, Ph.D.

Mark here to vote FOR all nominees

Mark here to WITHHOLD vote from all nominees

For All EXCEPT - To withhold authority to vote for any nominee(s), write the name(s) of such nominee(s) below.

2. Non-binding advisory vote to approve named executive officer compensation.

For Against Abstain

3. To ratify the appointment of PricewaterhouseCoopers Zhong Tian LLP as the independent registered public accounting firm for SciClone for the fiscal year ending December 31, 2014.

For Against Abstain

B Non-Voting Items

Change of Address — Please print your new address below.

Comments — Please print your comments below.

Meeting Attendance Mark the box to the right if you plan to attend the Annual Meeting.

C Authorized Signatures — This section must be completed for your vote to be counted. — Date and Sign Below

NOTE: Please sign as name appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such.

Date (mm/dd/yyyy) — Please print date below.

Signature 1 — Please keep signature within the box.

Signature 2 — Please keep signature within the box.

1UPX

01TZ9A

Important notice regarding the Internet availability of proxy materials:

The Notice and Proxy Statement and the Annual Report to Stockholders are available at: http://www.RRDEZProxy.com/2014/Sciclone

IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE.

SCICLONE

PHARMACEUTICALS

Proxy — SCICLONE PHARMACEUTICALS, INC.

Proxy for the Annual Meeting of Stockholders

To be held on June 12, 2014 Solicited by the Board of Directors

The undersigned hereby appoints Friedhelm Blobel, Ph.D. and Wilson W. Cheung and each of them, with full power of substitution, to represent the undersigned and to vote all of the shares of stock in SciClone Pharmaceuticals, Inc., a Delaware corporation (“SciClone”), which the undersigned is entitled to vote at the Annual Meeting of Stockholders of SciClone to be held at the Marriott Hotel-San Mateo/San Francisco Airport at 1770 S. Amphlett Blvd., San Mateo, California 94402 on Thursday, June 12, 2014, at 10:00 a.m. local time, and at any adjournment or postponement thereof (1) as hereinafter specified upon the proposals listed on the reverse side and as more particularly described in the Proxy Statement of SciClone (the “Proxy Statement”), receipt of which is hereby acknowledged, and (2) in their discretion upon such other matters as may properly come before the meeting. The undersigned hereby acknowledges receipt of SciClone’s 2013 Annual Report to Stockholders.

THE SHARES REPRESENTED HEREBY SHALL BE VOTED AS SPECIFIED. IF NO SPECIFICATION IS MADE, SUCH SHARES SHALL BE VOTED FOR PROPOSALS 1, 2 and 3.

WHETHER OR NOT YOU PLAN TO ATTEND THE MEETING IN PERSON, YOU ARE URGED TO PROMPTLY VOTE THIS PROXY SO THAT YOUR STOCK MAY BE REPRESENTED AT THE MEETING.

(Continued and to be marked, dated and signed, on the other side)